As filed with the Securities and Exchange Commission on March 31, 2021

Registration No. 333-___

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VIVEVE MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	3841	04-3153858
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

345 Inverness Drive South
Building B, Suite 250
Englewood, CO 80112
Telephone: (720) 696-8100
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Scott Durbin
345 Inverness Drive South
Building B, Suite 250
Englewood, CO 80112
Telephone: (720) 696-8100
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Bloom, Esq. Heidi Mayon, Esq. Goodwin Procter LLP 601 Marshall Street Redwood City, CA 94063 (650) 752-3100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, $0.0001 par value per share	$9,658,750	$1,053.77

(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price of all securities being registered.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement relating to these securities filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (SUBJECT TO COMPLETION)	DATED: March 31, 2021

3,500,000 Shares

Common Stock

This prospectus relates to the offer and sale of up to 3,500,000 shares of common stock, par value $0.0001 per share, of Viveve Medical, Inc., a Delaware corporation, by Lincoln Park Capital Fund, LLC, or Lincoln Park or the Selling Stockholder.

The shares of common stock being offered by the Selling Stockholder may be issued pursuant to the Purchase Agreement dated June 8, 2020 that we entered into with Lincoln Park as amended on March 31, 2021, or the Amended Purchase Agreement. See “The Lincoln Park Transaction” for a description of that agreement and “Selling Stockholder” for additional information regarding Lincoln Park. The prices at which Lincoln Park may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the Selling Stockholder.

The Selling Stockholder may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Stockholder may sell the shares of common stock being registered pursuant to this prospectus. The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution”.

Our common stock is listed on the Nasdaq Capital Market under the symbol “VIVE.” On March 30, 2021, the last reported sale price of our common stock on the Nasdaq Capital Market was $3.00. The recent market price used throughout this prospectus may not be indicative of the final offering price.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 8 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2021

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
THE OFFERING	6
RISK FACTORS	8
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	30
USE OF PROCEEDS	32
SELLING STOCKHOLDER	33
MARKET FOR COMMON STOCK	34
DIVIDEND POLICY	35
DILUTION	36
CAPITALIZATION	37
DESCRIPTION OF SECURITIES	38
THE LINCOLN PARK TRANSACTION	52
PLAN OF DISTRIBUTION	56
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	58
WHERE YOU CAN FIND MORE INFORMATION	59
LEGAL MATTERS	60
EXPERTS	60

You should rely only on the information contained in this prospectus or in any related free writing prospectus filed by us with the Securities and Exchange Commission, or the SEC. We have not authorized anyone to provide you with any information or to make any representation not contained in this prospectus. We do not take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide to you. This prospectus is not an offer to sell or an offer to buy securities in any jurisdiction where offers and sales are not permitted. The information in this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of securities. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find More Information” in the prospectus.

We have not done anything that would permit a public offering of the securities or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the United States.

We urge you to read carefully this prospectus, as supplemented and amended, before deciding whether to invest in any of the common stock being offered.

Unless the context indicates otherwise, as used in this prospectus, the terms “Viveve,” “the Company,” “we,” “us,” and “our” refer to Viveve Medical, Inc. and its wholly-owned subsidiary, Viveve, Inc.

We use various trademarks and trade names in our business, including without limitation our corporate name and logo. All other trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus and the documents incorporated by reference, including the section titled “Risk Factors”, , and our financial statements and the related notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Overview

We design, develop, manufacture and market a platform medical technology, which we refer to as Cryogen-cooled Monopolar Radiofrequency, or CMRF. Our proprietary CMRF technology is delivered through a radiofrequency generator, handpiece and treatment tip that, collectively, we refer to as the Viveve® System.

The Viveve System is currently being marketed around the world (outside of the United States) for the non-invasive treatment of vaginal introital laxity, sexual function, vaginal rejuvenation, and stress urinary incontinence depending on the relevant country-specific clearance or approval, which we refer to as the Viveve treatment.

The Viveve System is currently indicated for use, and being marketed for use, in general surgical procedures for electrocoagulation and hemostasis in the United States. The device has not been cleared or approved for use for the treatment of stress urinary incontinence (SUI), vaginal laxity, to improve sexual function, or for vaginal rejuvenation in the United States. Accordingly, the Company is prohibited under current U.S. regulations from promoting it to physicians or consumers for these unapproved uses.

We believe the Viveve System and Viveve treatment provide a number of benefits for physicians and patients, including:

●	a safe, minimally-invasive, non-ablative procedure;

●	requiring only a single treatment;

●	compelling physician economics; and

●	ease of use.

Currently, the Viveve System is cleared for marketing in 51 countries throughout the world under the following indications for use:

Indication for Use	No. of Countries
General surgical procedures for electrocoagulation and hemostasis	4 (including the U.S.)
General surgical procedures for electrocoagulation and hemostasis of vaginal tissue and the treatment of vaginal laxity	30
For treatment of vaginal laxity	5
For treatment of the vaginal introitus, after vaginal childbirth, to improve sexual function	9
General surgical procedures for electrocoagulation and hemostasis and for the treatment of vaginal laxity	1
For vaginal rejuvenation	1
For treatment of vaginal laxity and to improve mild urinary incontinence and sexual function	1

As of December 31, 2020, we have a global installed base of 857 Viveve Systems and we have sold approximately 50,100 single-use treatment tips worldwide.

Because the net revenues we have earned to date have not been sufficient to support our operations, we have relied on sales of our common stock and preferred stock, bank term loans and loans from related parties to fund our operations.

The Viveve System consists of three main components: a radiofrequency, or RF, generator housed in a table-top console, a reusable handpiece and a single-use treatment tip. Included with the system are single-use accessories (e.g., return pad, coupling fluid), as well as a cryogen canister that can be used for approximately four to five procedures, and a foot pedal. Physicians or medical practitioners attach the single-use treatment tip to the handpiece, which is connected to the console. The generator authenticates the treatment tip and programs the system for the desired Viveve treatment without further intervention. The treatment is performed in a physician’s office and does not require the use of anesthesia. The tissue remodeling effect resulting from the Viveve treatment has been demonstrated by our pre-clinical and clinical research.

Our goal is to become the leading provider of non-invasive solutions to treat certain women’s intimate health conditions by:

●

Broadening the conditions we treat through robust clinical trials and regulatory label expansion. We are currently pursuing clearance/approval in the U.S. for the improvement of stress urinary incontinence through our U.S. PURSUIT clinical trial. If the results of the trial are positive, we intend to submit a de novo application for clearance under section 513(f)(2)of the Federal Food, Drug, and Cosmetic Act, or FDCA, to the U.S. Food and Drug Administration, or FDA, as well as seek international regulatory clearances/approvals for this indication, although there are no assurances that we will ever receive such clearances/approvals.

●

Increasing the Number of Installed Base of Viveve Systems. In our existing markets, we plan to (i) expand the number of Viveve Systems by leveraging our new business model, current and future clinical study results and through innovative marketing programs directed at both physicians and patients, where permissible by law, and (ii) expand our efforts and obtain regulatory authorizations in additional markets, although there are no assurances that we will ever receive such authorizations.

●

Driving Increased Treatment Tip Usage. We work collaboratively with our physician customer base to increase treatment tip usage by enhancing customer awareness and facilitating the marketing efforts of our physician customers to their patients, where permitted by law. We intend to launch innovative marketing programs with physician customers, where permitted by law, to develop a high volume Viveve practice.

●

Developing New Treatment Tips and System Enhancements. We intend to continue to expand our line of treatment tips that, in the future, may allow for shorter procedure times to benefit both physicians and patients. We also plan to pursue potential system modifications and next generation enhancements that will further increase the ease-of-use of the Viveve System.

●

Investing in Intellectual Property and Patent Protection. We will continue to defend and invest in expanding our intellectual property portfolio, and we intend to file for additional patents to strengthen our intellectual property rights. Areas in which we may pursue additional patent protection include redesign of certain system components, disposable components and software algorithms. We believe that our intellectual property rights currently protect aspects of our method for treating SUI using radio frequency (RF) and/or cryogen cooling energy in the U.S. and in many other countries.

Market Opportunity – Stress Urinary Incontinence

Urinary incontinence (UI) is the uncontrolled leakage of urine due to the loss of bladder control. The reported prevalence for urinary incontinence in adult women is varied. Based on several published studies, we estimate that approximately 40 million women in the U.S. alone suffer from some form of urinary incontinence. There are four main types of UI: Continuous Incontinence (CI), Stress Urinary Incontinence (SUI), Urge Urinary Incontinence (UUI), and Mixed Incontinence, which is a combination of SUI and UUI.

SUI is defined as the uncontrolled leakage of urine due to sudden or increased intraabdominal pressure caused by activities such as exercising, sneezing, laughing, or coughing. There are two main causes of SUI; urethral hypermobility and intrinsic sphincter deficiency (ISD). Urethral hypermobility is the predominant cause of SUI and is due to weakness in the pelvic floor musculature and soft tissues that cannot stabilize the urethra causing the sphincter muscles to open briefly and leak urine. Based on certain published studies, we estimate that pure SUI is common in approximately 8 million women in the U.S. alone and that UUI or “Urge Incontinence,” is common in approximately 5 million women in the U.S. and is defined as the sudden urge to urinate with a frequency greater than eight times per 24 hours. We believe approximately 27 million women have a combination of SUI and UUI referred to as mixed incontinence.

The first-line treatment options for SUI and UUI begin with lifestyle changes, continence pessaries, and behavioral and physical therapies. However, based on our survey results, conservative treatment options result in low efficacy rates ranging from 40 to 50% in the United States. UUI patients currently have a wide range of pharmacological options to manage the condition, as well as sacral nerve stimulation devices. SUI however, lacks sufficient pharmacologic and non-invasive treatments prior to patients seeking highly invasive procedures such as urethral bulking agents, pelvic floor sling surgery or colpsosuspension. Based on a 2017 patient insurance claims data set for SUI, 575,000 patients had documented conservative therapies and 205,000 patients progress to invasive procedures. We believe, a large unmet need remains for SUI patients seeking an effective, non-invasive treatment option. According to the published studies, approximately 80% of women with UI are “bothered” and receive no treatment option, equating to approximately 11 million women with predominant SUI who could be candidates for the Viveve treatment.

We believe our CMRF technology may offer an alternative to existing SUI treatment options. By regenerating collagen around the urethra's bladder neck, our treatment may help stabilize the underlying hypermobility of the urethra. Our innovative and proprietary CRMF procedure may also offer potential benefits and competitive advantages that do not currently exist in the non-invasive treatment market for SUI. Our endovaginal approach to regenerating collagen does not require anesthesia or numbing creams. The cryogen cooling feature protects the vaginal mucosa (surface tissue) while allowing the radiofrequency to heat deeper layers of the tissue (lamina propria) and stimulate collagen regrowth. Based on the high prevalence of women with SUI who are “bothered” by their condition, we believe that the Viveve treatment could address as many as 11 million women in the U.S. who may be unwilling to undergo invasive procedures, if we are able to obtain regulatory clearance/approval in the U.S. for improvement of SUI. However, there can be no assurance that we will ever receive such approval/clearance.

Clinical Trials and Pre-Clinical Studies

PURSUIT - U.S. SUI Trial

The Company received FDA approval of its investigational device exemption (IDE) application to conduct its U.S. pivotal, multicenter PURSUIT trial for improvement of SUI in women in July 2020, as well as FDA approval of requested amendments to the IDE protocol in December 2020.

PURSUIT is a randomized, double-blinded, sham-controlled trial with an intended enrollment of approximately 390 subjects at up to 30 study sites in the U.S. Randomized in a 2:1 ratio for active and sham treatments, subjects in the active treatment arm (260 subjects) will receive CMRF treatment, while subjects in the control arm (130 subjects) will receive the Company’s new inert sham treatment.

The primary efficacy endpoint of the PURSUIT trial is a comparison of the proportion of patients who experience greater than 50% reduction in urine leakage on the standardized 1-hour Pad Weight Test at 12 months post-treatment versus the new sham procedure. The study also includes several secondary endpoints, including: proportion of patients who experience greater than 50% reduction in urine leakage on the standardized 1-hour Pad Weight Test at three and six months post-treatment, change from baseline in the 1-hour Pad Weight Test at six and 12 months, and change from baseline in three-day bladder voiding diary, change from baseline in the MESA Questionnaire (Medical, Epidemiologic and Social Aspects of Aging), Incontinence Quality of Life (I-QOL), Patient Global Impression of Improvement (PGI-1) Questionnaire, and International Consultation on Incontinence Modular Questionnaire-Urinary Incontinence Short Form (ICIQ-UI-SF). Subject safety will be monitored throughout the study.

The Company intends to initiate the PURSUIT trial as soon as practicable.

In-vivo Preclinical Study and Results for New Sham Treatment Tip

In response to the inconclusive results, reported in July 2019, from the Company’s LIBERATE-International SUI trial conducted in Canada (aimed at supporting SUI indications in Canada, the European Union and several other international countries), Viveve conducted an in-vivo preclinical temperature and immunohistochemistry study to evaluate a new inert sham treatment tip. The Good Laboratory Practices study was initiated in June of 2020 following several months of engineering, validation, and development work. The study assessed both in-vivo tissue temperature changes during treatment, and histopathology at 30 days post-treatment compared to baseline, in three parous ewes using Viveve’s CMRF treatment tip (Active), cryogen-cooling only tip (“Old” sham treatment used in previous LIBERATE-International SUI study), and a new inert sham treatment tip. Histopathology of vaginal biopsies were performed and included use of α-smooth muscle actin, or α-SMA, staining for fibroblast activation and formation. All tissue samples were evaluated by an independent and blinded pathologist.

The positive preclinical findings demonstrated, as reported in August 2020, that both temperature and immunohistochemistry results support the validity of the new inert sham tip to provide a true inert or placebo treatment. Only minor tissue temperature change (less than 2 degrees centigrade) was generated by the new inert sham tip and no fibroblast activation was shown through elevated a-SMA staining. In contrast, both the Active and cryogen-cooling sham tips demonstrated meaningful tissue temperature changes during treatment and increased fibroblast activation 30 days post-treatment. We believe that the positive in-vivo preclinical study validates our new inert sham tip for use in the upcoming U.S. pivotal PURSUIT trial.

Three-Arm SUI Feasibility Study

In December 2019, the Company received approval of an Investigational Testing Application (ITA) from the Canadian Ministry of Health and in January 2020 initiated a three-arm, three-month feasibility study to compare Viveve’s CMRF treatment and a cryogen-only sham to an inert sham treatment for the improvement of SUI in women. Completion of subject enrollment in the study was reported in March 2020. Study subjects were randomized in a 1:1:1 ratio to the three arms and will be assessed using the 1-hour Pad Weight Test, 3-day Voiding Diary, the 24-hour Pad Weight Test and I-QOL at five months post treatment. Due to patient, provider and medical facility health and safety concerns caused by the COVID-19 pandemic, the final subject follow-up visit was changed to 5 months versus 3 months.

Final results were reported in August 2020, indicating the primary efficacy endpoint (i.e., change from baseline in the standardized 1-hour Pad Weight Test at five months post treatment) was positively achieved. The median change from baseline in the active CMRF treatment group (N=13) and the cryogen-only sham treatment group (N=12) was -9.5 grams and -6.8 grams respectively, as compared to -4.4 grams in the inert sham treatment group (N=11). The study also assessed several secondary endpoints but showed no differentiation between groups. No device-related safety issues were reported. The meaningful separation demonstrated between the CMRF treatment arm and the inert sham arm in the feasibility study is believed to help provide confidence in the potential to achieve positive separation between the two treatment arms in the upcoming U.S. pivotal PURSUIT trial.

VIVEVE II - U.S. Sexual Function Trial

In 2020, we completed the VIVEVE II (VIveve treatment of the Vaginal Introitus to EValuate Effectiveness) clinical study, which was a multicenter, randomized, double-blinded, sham-controlled study to evaluate the safety and efficacy of the company’s cryogen-cooled monopolar radiofrequency (CMRF) technology for the improvement of sexual function in women following vaginal childbirth. Topline results indicated that the study did not meet its primary endpoint of demonstrating a statistically significant improvement in the mean change from baseline in total Female Sexual Function Index (FSFI) at 12 months. Although there was substantial improvement in the total FSFI score from baseline to the final 12-month follow-up in the active group indicating a significant treatment effect, there was not sufficient separation from the sham treatment group to achieve statistical significance.

The study included 220 subjects that successfully completed 12-month follow-up. Subjects were randomized in a 1:1 ratio for the active (N=114) and the sham (N=106) treatments at 17 clinical sites in the United States. Adjusted mean change in total FSFI score at 12 months for the active group was 9.8 and the adjusted mean change for the sham group was 9.0, a difference of 0.8 (p=0.3942). There were no serious device-related adverse events reported. The treatment groups were well balanced, and the number of subjects lost to follow-up was as expected.

The Company has completed its final study report, and due to the trial’s outcome, we do not currently intend to pursue a sexual function or vaginal laxity label in the U.S. at this time.

510(k) Clearance from the U.S. Food and Drug Administration

In December 2020, we received clearance from the U.S. Food and Drug Administration, or FDA, under Section 510(k), to expand manufacturing capacity for consumable treatment tips used with our CMRF technology. The expansion of our manufacturing capabilities offers a significant reduction in tip manufacturing costs, strengthens our supply chain, reduces manufacturing risk, and positions us to support increases in treatment tip demand and utilization.

Recent Developments

Issuance of Novel U.S. Methods Patent for Stress Urinary Incontinence

In September 2020, the Company announced that the United States Patent and Trademark Office had issued U.S. Patent No. 10,779,874 covering Viveve’s unique method of treatment to address SUI in women. Viveve’s dual-energy technology has demonstrated its ability to activate fibroblasts and initiate collagen formation in underlying vaginal tissue in a non-invasive, painless, and comfortable procedure. When applied in the area of the urethra and tissue surrounding the bladder neck, the technology’s unique mechanism of action may strengthen and improve the function of connective tissues, improve vaginal structural integrity and reduce urethral hypermobility, a leading cause of SUI in women. The newly granted patent strengthens the Company’s intellectual property portfolio in advance of the launch of its U.S. pivotal PURSUIT clinical trial for SUI in women.

Clinical Advisory Board in Urinary Incontinence

In October 2020, the Company announced that it had formed a clinical advisory board of preeminent medical specialists in the field of urinary incontinence. The clinical advisory board will help guide the Company as it advances its SUI clinical development program and pivotal PURSUIT trial. The inaugural Clinical Advisory Board is comprised of six physician researchers and clinicians in urology and urogynecology specialties. Each member is a seasoned practitioner and key opinion leader in urinary incontinence treatments, experienced with novel technologies and their transition into medical practice.

Corporate Information

On September 23, 2014, the Company (formerly PLC Systems, Inc.) completed a reverse acquisition and recapitalization pursuant to the terms and conditions of an Agreement and Plan of Merger, or the Merger Agreement, by and among PLC Systems Acquisition Corp., a wholly owned subsidiary of PLC Systems Inc., with and into Viveve, Inc., a Delaware corporation, or the Merger. In conjunction with the Merger, we changed our name from PLC Systems Inc. to Viveve Medical, Inc. to better reflect our new business. We are currently located at 345 Inverness Drive South, Building B, Suite 250, Englewood, Colorado 80112 and our telephone number is (720) 696-8100. Our website can be accessed at www.viveve.com. The information contained on or that may be obtained from our website is not a part of this prospectus. Viveve, Inc. operates as a wholly-owned subsidiary of Viveve Medical and was incorporated in 2005 by Jonathan Parmer, MD, an OBGYN physician.

“Viveve,” is a registered trademark. All other service marks, trademarks and trade names appearing in this prospectus are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

THE OFFERING

Common stock to be offered by the Selling Stockholder hereunder	3,500,000 shares that we may sell to Lincoln Park under the Amended Purchase Agreement from time to time after the date of this prospectus

Common stock outstanding before this offering	10,288,956 shares

Common stock to be outstanding after giving effect to the issuance of 3,500,000 shares under the Amended Purchase Agreement registered hereunder	13,788,956 shares

Use of proceeds

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Lincoln Park. We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. We may receive up to $9,658,750 aggregate gross proceeds under the Amended Purchase Agreement from any sales we make to Lincoln Park, and any proceeds that we receive from such sales will be used for working capital and general corporate purposes. See “Use of Proceeds” for additional information.

Risk factors

This investment involves a high degree of risk. You should read the description of risks set forth under “Risk Factors” beginning on page 8 of this prospectus and the documents incorporated by reference herein for a discussion of factors to consider before deciding to purchase our securities.

Nasdaq Capital Market trading symbol of common stock	“VIVE”

The 10,288,956 shares of common stock to be outstanding before this offering as described in the above table is based on 2,171,316 shares of common stock outstanding as of December 31, 2020 and 8,117,640 shares of common stock sold in our public offering on January 19, 2021 (assuming the conversion of Series C Convertible Preferred Stock sold in such offering to common stock), and excludes as of December 31, 2020:

● 986,399 shares of common stock issuable upon the exercise of stock options outstanding at a weighted-average exercise price of $19.10 per share;

● 1,728,725 shares of common stock issuable upon the exercise of warrants to purchase common stock at a weighted-average exercise price of $15.19 per share;

● 234 shares of common stock issuable upon vesting of deferred restricted stock awards under our 2013 Stock Option and Incentive Plan;

● 466,200 shares of common stock reserved for future issuance under the Viveve Medical, Inc. Amended and Restated 2013 Stock Option and Incentive Plan; and

● 35,819 shares of common stock issuable upon conversion of our Series B convertible preferred stock.

Additionally, the above table excludes:

● 8,117,640 shares of common stock issuable upon the exercise of warrants to purchase common stock at a weighted-average exercise price of $3.40 per share in connection with our public offering on January 19, 2021; and

● 690,000 shares of common stock issuable upon the vesting of deferred restricted stock units issues after December 31, 2020.

Purchase Agreement with Lincoln Park

On June 8, 2020, we entered into a purchase agreement with Lincoln Park, as amended on March 31, 2021, which we refer to in this prospectus as the Amended Purchase Agreement, pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $9,658,750 of our common stock (subject to certain limitations) from time to time over the term of the Amended Purchase Agreement. Additionally, on June 8, 2020, we entered into a registration rights agreement with Lincoln Park, which we refer to in this prospectus as the Registration Rights Agreement, pursuant to which we are required to file with the SEC a registration statement that includes this prospectus to register for resale under the Securities Act of 1933, as amended, or the Securities Act, the shares of common stock that have been or may be issued to Lincoln Park under the Amended Purchase Agreement.

We do not have the right to commence sales of our common stock to Lincoln Park under the Amended Purchase Agreement until certain conditions set forth in the Amended Purchase Agreement, all of which are outside of Lincoln Park’s control, have been satisfied, including that the SEC has declared effective the registration statement that includes this prospectus. Thereafter, we may, from time to time and at our sole discretion, on any single business day, direct Lincoln Park to purchase shares of our common stock in amounts up to 250,000 shares, subject to a maximum commitment by Lincoln Park of $2 million per single purchase, which we refer to in this prospectus as “regular purchases”, plus other “accelerated amounts” and/or “additional accelerated amounts” under certain circumstances. We will control the timing and amount of any sales of our common stock to Lincoln Park. The purchase price of the shares that may be sold to Lincoln Park in regular purchases under the Amended Purchase Agreement will be based on the market price of our common stock preceding the time of sale as computed under the Amended Purchase Agreement. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute such price. We may at any time in our sole discretion terminate the Amended Purchase Agreement without fee, penalty or cost upon one business day notice. There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Amended Purchase Agreement or Registration Rights Agreement, other than a prohibition on our entering into certain types of transactions that are defined in the Amended Purchase Agreement as “Variable Rate Transactions” other than (a) at-the-market offerings with registered broker-dealers and (b) any warrants or other equity-like securities in connection with an equity offering or exchange with registered broker-dealers. Lincoln Park may not assign or transfer its rights and obligations under the Amended Purchase Agreement.

As of March 15, 2021, there were 10,341,716 shares of our common stock outstanding, of which 10,341,590 shares were held by non-affiliates. Although the Amended Purchase Agreement provides that we may sell up to $9,658,750 of our common stock to Lincoln Park, only 3,500,000 shares of our common stock are being offered under this prospectus, which may be issued to Lincoln Park, if and when we sell shares to Lincoln Park under the Amended Purchase Agreement. Depending on the market prices of our common stock at the time we elect to issue and sell shares to Lincoln Park under the Amended Purchase Agreement, we may need to register additional shares of our common stock in order to receive aggregate gross proceeds equal to the $9,658,750 total commitment available to us under the Amended Purchase Agreement. If all of the 3,500,000 shares offered by Lincoln Park under this prospectus were issued and outstanding as of March 30, 2021, such shares would represent approximately 25.3% of the total number of shares of our common stock outstanding and approximately 25.3% of the total number of outstanding shares held by non-affiliates, in each case as of the date hereof. If we elect to issue and sell more than the 3,500,000 shares offered under this prospectus to Lincoln Park, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Amended Purchase Agreement.

Under applicable rules of The Nasdaq Capital Market, in no event may we issue or sell to Lincoln Park under the Amended Purchase Agreement more than 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Amended Purchase Agreement, which limitation we refer to as the Exchange Cap, unless (i) we obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap or (ii) the average price of all applicable sales of our common stock to Lincoln Park under the Amended Purchase Agreement equals or exceeds $2.99 (which represents the lower of (a) the Nasdaq Official Closing Price of our common stock immediately preceding the signing of the Amended Purchase Agreement and (b) the average Nasdaq Official Closing Price of our common stock for the five trading days immediately preceding the signing of the Amended Purchase Agreement), such that issuances and sales of our common stock to Lincoln Park under the Amended Purchase Agreement would be exempt from the Exchange Cap limitation under applicable Nasdaq rules. We have filed a definitive proxy statement for our 2021 annual meeting of stockholders seeking stockholder approval for the issuance of shares to Lincoln Park in excess of the Exchange Cap.

The Amended Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park and its affiliates having beneficial ownership, at any single point in time, of more than 9.99% of the then total outstanding shares of our common stock, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 13d-3 thereunder, which limitation we refer to as the Beneficial Ownership Cap.

Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Lincoln Park.

RISK FACTORS

Investing in our securities includes a high degree of risk. Prior to making a decision about investing in our securities, you should consider carefully the specific factors discussed below, together with all of the other information contained in this prospectus and the documents incorporated by reference, including the risks identified under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Our business, financial condition, results of operations and prospects could be materially and adversely affected by these risks.

Risks Related to Regulatory Matters

We or our distributors may be unable to obtain or maintain international regulatory clearances or approvals for our current or future products, or our distributors may be unable to obtain necessary qualifications, which could harm our business.

Sales of the Viveve System internationally are subject to foreign regulatory requirements that vary widely from country to country. In addition, the FDA regulates exports of medical devices from the U.S. Complying with international regulatory requirements can be an expensive and time-consuming process, and marketing approval or clearance is not certain. The time required to obtain clearances or approvals, if required by other countries, may be longer than that required for FDA clearance or approvals, and requirements for such clearances or approvals may significantly differ from FDA requirements. We may rely on third-party distributors to obtain regulatory clearances and approvals required in other countries, and these distributors may be unable to obtain or maintain such clearances or approvals. Our distributors may also incur significant costs in attempting to obtain and in maintaining foreign regulatory approvals or clearances, which could increase the difficulty of attracting and retaining qualified distributors. If our distributors experience delays in receiving necessary qualifications, clearances or approvals to market our products outside the U.S., or if they fail to receive those qualifications, clearances or approvals, we may be unable to market our products or enhancements in international markets effectively, or at all.

Foreign governmental authorities that regulate the manufacture and sale of medical devices have become increasingly stringent and, to the extent we market and sell our products outside of the U.S., we may be subject to rigorous international regulation in the future. In these circumstances, we would be required to rely on our foreign independent distributors to comply with the varying regulations, and any failures on their part could result in restrictions on the sale of our product in foreign countries.

If we fail to maintain regulatory approvals and clearances, or if we are unable to obtain, or experience significant delays in obtaining, FDA clearances or approvals for the Viveve System or any future products we may develop or acquire, including product enhancements, our business and results of operations could be adversely affected.

The Viveve System is, and any future products we may acquire or develop will be, subject to rigorous regulation by the FDA and numerous other federal, state and foreign governmental authorities. The process of obtaining regulatory clearances or approvals to market a medical device can be costly and time consuming, and we may not be able to obtain these clearances or approvals on a timely basis, if at all. In particular, the FDA permits commercial distribution of a new medical device only after the device has received clearance under section 510(k) of the Federal Food, Drug, and Cosmetic Act, or FDCA, (unless the device is exempt from the 510(k) requirements), has been classified pursuant to a de novo classification request, or is the subject of an approved premarket approval application, or PMA. The FDA will permit marketing of a lower risk medical device through the 510(k) process if the manufacturer demonstrates that the new product is substantially equivalent to a previously cleared and legally marketed device or a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for the submission of PMA, referred to as a predicate device. Devices deemed to pose the greatest risk, such as life-sustaining, life-supporting, or implantable devices, or devices not deemed substantially equivalent to a previously cleared device, require the approval of a PMA, unless a de novo submission is appropriate. The PMA process is more costly, lengthy and uncertain than the 510(k) clearance process. A PMA application must be supported by extensive data, including, but not limited to, technical, preclinical, clinical trial, manufacturing and labeling data, to demonstrate to the FDA a reasonable assurance of the safety and efficacy of the device for its intended use.

If the FDA has not issued a regulation classifying a particular type of device as Class I, and if there is no known predicate for a device and/or its indication, the device is automatically Class III, regardless of the risk the device poses. If a device is automatically/statutorily classified into Class III in this manner, a company can petition FDA to reclassify the category of devices into Class II or Class I via a process known as “Evaluation of Automatic Class III Designation,” which is typically referred to as the de novo process. The direct de novo process allows a company to request that a new product classification be established without the company first submitting a 510(k) notification for the device.   Our plan is to seek FDA authorization to market the Viveve System for the treatment of SUI by utilizing the direct de novo process. However, we cannot predict when or if such de novo classification will be obtained. If FDA fails to reclassify the device pursuant to the de novo process, we will be required to seek FDA premarket approval (via the more stringent PMA process) for the Viveve System, which will be extremely costly and very time-consuming, often taking as long as several years. Delays in receipt of FDA clearance or approval or failure to receive FDA clearance or approval could adversely affect our business, results of operations and future growth prospects.

Our marketed products may be used by physicians for indications that are not cleared by the FDA. If the FDA finds that we marketed our products in a manner that promoted off-label use, we may be subject to civil or criminal penalties.

Under the FDCA and other laws, we are prohibited from promoting our products for off-label uses. This means that we may not make claims about the use of any of our marketed medical device products outside of their approved or cleared indications, and that our website, advertising promotional materials and training methods may not promote or encourage unapproved uses. The Viveve System is currently indicated for use, and being marketed for use, in general surgical procedures for electrocoagulation and hemostasis in the United States. The device has not been cleared or approved for use for SUI, vaginal laxity, to improve sexual function, or for vaginal rejuvenation in the United States. Therefore, we may not provide information to physicians or patients that promote the Viveve System for SUI, vaginal laxity, to improve sexual function, or for vaginal rejuvenation.  Note, however, that the FDA does not generally restrict physicians from prescribing products for off-label uses (or using products in an off-label manner) in their practice of medicine. We are also permitted to engage in non-promotional scientific exchange in response to unsolicited questions by physicians about our products. Should the FDA determine that our activities constitute the promotion of off-label uses, the FDA could bring action to prevent us from distributing our devices for the off-label use and could impose fines and penalties on us and our executives. In addition, failure to follow FDA rules and guidelines relating to promotion and advertising can result in, among other things, the FDA’s refusal to approve or clear other products in our pipeline such as clearance or approval to treat SUI, the withdrawal of an approved product from the market, product recalls, fines, disgorgement of profits, operating restrictions, injunctions or criminal prosecutions. Any of these adverse regulatory actions could result in substantial costs and could significantly and adversely impact our reputation and divert management’s attention and resources, which could have a material adverse effect on our business.

If the Office of Inspector General within the Department of Health and Human Services, the U.S. Department of Justice (DOJ), or another federal or state agency determines that we have promoted off-label use of our products, we may be subject to various penalties, including civil or criminal penalties, and the off-label use of our products may result in injuries that lead to product liability suits, which could be costly to our business.

In addition to the FDA restrictions on our marketed products, other state and federal healthcare laws have been applied by DOJ and state attorneys general to restrict certain marketing practices in the medical device industry. While physicians may generally prescribe and administer products for off-label uses, if we engage in off-label promotion, we may be subject to civil or criminal penalties including significant fines and could be prohibited from participating in government healthcare programs such as Medicaid and Medicare. Even if we are successful in resolving such matters without incurring penalties, responding to investigations or prosecutions will likely result in substantial costs and could significantly and adversely impact our reputation and divert management’s attention and resources, which could have a material adverse effect on our business, operating results, financial condition and ability to finance our operations. In addition, the off-label use of our products may increase the risk of injury to patients, and, in turn, the risk of product liability claims. Product liability claims are expensive to defend and could divert our management’s attention and result in substantial damage awards against us.

If we modify an FDA-cleared device, we may need to seek and obtain new clearances, which, if not granted, would prevent the sale of our modified product or require us to redesign the product.

Any modifications to an FDA-cleared device that could significantly affect its safety or effectiveness or that would constitute a major change in its intended use would require a new 510(k) clearance or possibly a premarket approval. We may not be able to obtain additional 510(k) clearances or premarket approvals for new products or for modifications to, or additional indications for, our existing product in a timely fashion, or at all. Delays in obtaining future clearances or approvals would adversely affect our ability to introduce new or enhanced products in a timely manner, which in turn could harm our revenue and potential future profitability. We have made modifications to our device in the past and may make additional modifications in the future that we believe do not or will not require additional clearances or approvals. If the FDA disagrees, and requires new clearances or approvals for the modifications, we may be required to recall and to stop marketing the modified device, which could harm our operating results and require us to redesign the product.

Clinical trials necessary to support a 510(k) notification, de novo petition or PMA application will be expensive and will require the enrollment of large numbers of patients. Suitable patients may be difficult to identify and recruit. Delays or failures in our clinical trials may prevent us from commercializing our current product or any modified or new products and will adversely affect our business, operating results and prospects.

The FDA has asked us to conduct a clinical study, pursuant to the agency’s investigational device exemption, or IDE, regulations, to support a future product submission for the Viveve System. Initiating and completing clinical trials necessary to support a 510(k) notification, de novo petition, or PMA application for the Viveve System, as well as other possible future product candidates, is time consuming and expensive and the outcome is uncertain. Moreover, the results of early clinical trials are not necessarily predictive of future results, and any product we advance into clinical trials may not have favorable results in later clinical trials.

Conducting successful clinical studies will require the enrollment of patients, and suitable patients may be difficult to identify and recruit. Patient enrollment in clinical trials and completion of patient participation and follow-up depends on many factors, including the size of the patient population, the nature of the trial protocol, the desirability of, or the discomforts and risks associated with, the treatments received by enrolled subjects, the availability of appropriate clinical trial investigators and support staff, the proximity of patients to clinical sites, the ability of patients to comply with the eligibility and exclusion criteria for participation in the clinical trial and patient compliance. For example, patients may be discouraged from enrolling in our clinical trials if the trial protocol requires them to undergo extensive post-treatment procedures or follow-up to assess the safety and effectiveness of our product or if they determine that the treatments received under the trial protocols are not desirable or involve unacceptable risk or discomfort.

Development of sufficient and appropriate clinical protocols to demonstrate safety and efficacy are required and we may not adequately develop such protocols to support clearance or approval. Further, the FDA may require us to submit data on a greater number of patients than we originally anticipated and/or for a longer follow-up period or change the data collection requirements or data analysis applicable to our clinical trials. Delays in patient enrollment or failure of patients to continue to participate in a clinical trial may cause an increase in costs and delays in the approval or clearance and attempted commercialization of our product or result in the failure of the clinical trial. In addition, despite considerable time and expense invested in clinical trials, the FDA may not consider our data adequate to demonstrate safety and efficacy. Such increased costs and delays or failures could adversely affect our business, operating results and prospects.

Finally, even if our clinical trials receive IDE approval from FDA, this does not guarantee that FDA will find our clinical trial data sufficient to support an application for FDA clearance or approval.  For example, after submitting an application to FDA, the agency may raise questions during the review process regarding the clinical trial data, including those related to clinical trial design considerations.  If FDA has questions regarding the clinical study design or clinical trial results, FDA may issue an Additional Information (“AI”) request to Viveve as part of the review process. If FDA issues an AI request, FDA’s review clock is stopped until Viveve provides information responsive to FDA’s requests.  An AI request may delay the process for obtaining FDA clearance or approval.  Further, if FDA ultimately does not find Viveve’s clinical trial design or clinical data to be sufficient to support the safety and efficacy of the Viveve System for proposed indication, there is a risk that FDA may not grant clearance or approval of our application.

If the third parties on which we rely to conduct our clinical trials and to assist us with preclinical development do not perform as contractually required or expected, we may not be able to obtain the regulatory clearance or approval which would permit us to commercialize our products.

We do not have the ability to independently conduct the preclinical studies and clinical trials for our product, therefore we must rely on third parties, such as contract research organizations, medical institutions, clinical investigators and contract laboratories to conduct the studies and trials. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if these third parties need to be replaced, or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our preclinical development activities or clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory clearance or approval for, or be able to successfully commercialize, our product on a timely basis, if at all. In that event, our business, operating results and prospects may be adversely affected.

The results of our clinical trials may not support our proposed product claims or may result in the discovery of adverse side effects. Any of these events could have a material adverse impact on our business.

Even if our clinical trials are completed as planned, it cannot be certain that the results of the clinical trials will support our proposed claims for the Viveve System, that the FDA or foreign authorities will agree with our conclusions regarding them or that even if our product receives regulatory approval or clearance, that it will not later result in adverse side effects that limit or prevent its use. Success in preclinical studies and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the later trials will replicate the results of prior trials and preclinical studies. The clinical trial process may fail to demonstrate that our product is safe and effective for the proposed indicated uses. Any delay of our clinical trials or failure by the FDA or other foreign authorities to accept our product claims will delay, or even prevent, our ability to commercialize our product and generate revenues.

For example, in April 2020, we reported the topline results of our VIVEVE II clinical trial consisting of a multicenter, randomized, double-blinded, sham-controlled study to evaluate the safety and efficacy of the company's proprietary, CMRF technology for the improvement of sexual function in women following vaginal childbirth. The data showed that the VIVEVE II study did not meet its primary endpoint of demonstrating a statistically significant improvement in the mean change from baseline in total Female Sexual Function Index (FSFI) score at 12 months.

We continue to advance our clinical development program in stress urinary incontinence (SUI) and conducted a short-term feasibility study under an Investigational Testing Application approved by the Canadian Ministry of Health. The feasibility study is a single-blind, three-arm, five-month study to compare Viveve's CMRF treatment and a cryogen-only sham to an inert sham treatment in order to capture short-term safety and effectiveness data on use of the Viveve System for the improvement of SUI in women. In August 2020, we reported results from the study in which the primary efficacy endpoint, change from baseline in the standardized 1-hour Pad Weight Test at five months post treatment, was positively achieved.

Even if our product is approved by regulatory authorities, if we or our suppliers fail to comply with ongoing FDA or other foreign regulatory authority requirements, or if we experience unanticipated problems with our product, the product could be subject to restrictions or withdrawal from the market.

Any product for which we obtain clearance or approval, and the manufacturing processes, reporting requirements, post-approval clinical data and promotional activities for such product, will be subject to continued regulatory review, oversight and periodic inspections by the FDA and other domestic and foreign regulatory bodies, such as the Food and Drug Branch of the California Department of Public Health (CDPH). In particular, we and our suppliers are required to comply with the FDA’s QSR, and International Standards Organization, or ISO, standards for the manufacture of our product and other regulations which cover the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage and shipping of any product for which we obtain clearance or approval. Regulatory bodies, such as the FDA, enforce the QSR and other regulations through periodic inspections. In the past, our Sunnyvale, California facility has been inspected by the FDA and CDPH, and observations were noted. The FDA and CDPH have accepted our responses to these observations, and we believe that we are in substantial compliance with the QSR. Any future failure by us or one of our suppliers to comply with applicable statutes and regulations administered by the FDA and other regulatory bodies, or the failure to timely and adequately respond to any adverse inspectional observations or product safety issues, could result in, among other things, any of the following enforcement actions and unanticipated expenditures to address or defend such actions:

●	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;
●	customer notifications for repair, replacement or refunds;
●	recall, detention or seizure of our products;
●	operating restrictions or partial suspension or total shutdown of production;
●	refusing or delaying our requests for 510(k) clearance, de novo classification, or premarket approval of new products or modified products;
●	operating restrictions;
●	reclassifying a device that previously received a 510(k) clearance or withdrawing a PMA approval that was previously granted;
●	refusal to grant export approval for our product; or
●	criminal prosecution.

If any of these actions were to occur, it would harm our reputation and cause our product sales to suffer and may prevent us from generating revenue. Furthermore, our third-party manufacturers may not currently be, or may not continue to be, in compliance with all applicable regulatory requirements which could result in a failure to produce our product on a timely basis and in the required quantities, if at all.

Even if regulatory clearance or approval of a product is granted for the Viveve System or future products, such clearance or approval may be subject to limitations on the intended uses for which the product may be marketed and reduce our potential to successfully commercialize the product and generate revenue from the product. If the FDA determines that our promotional materials, labeling, training or other marketing or educational activities constitute promotion of an unapproved use, it could request that we cease or modify our training or promotional materials or subject us to regulatory enforcement actions. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our training or other promotional materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement.

In addition, we may be required by the FDA or other foreign regulatory bodies to conduct costly post-market testing and surveillance to monitor the safety or effectiveness of our products, and we must comply with medical device reporting requirements, including the reporting of adverse events and malfunctions related to our products. Later discovery of previously unknown problems with our products, including unanticipated adverse events or adverse events of unanticipated severity or frequency, manufacturing problems, or failure to comply with regulatory requirements such as the QSR, may result in changes to labeling, restrictions on such products or manufacturing processes, withdrawal of the products from the market, voluntary or mandatory recalls, a requirement to repair, replace or refund the cost of any medical device we manufacture or distribute, fines, suspension of regulatory approvals, product seizures, injunctions or the imposition of civil or criminal penalties which would adversely affect our business, operating results and prospects.

The Viveve System may also be subject to state regulations which are, in many instances, in flux. Changes in state regulations may impede sales. For example, federal regulations may allow the device to be sold to, or on the order of, “licensed practitioners,” as determined on a state-by-state basis. As a result, in some states, non-physicians may legally purchase and operate our device. However, a state could change its regulations at any time, disallowing sales to particular types of end users. We cannot predict the impact or effect of future legislation or regulations at the federal or state levels.

If we or our third-party manufacturers fail to comply with the FDA’s QSR, our business would suffer.

We and our third-party manufacturers are required to demonstrate and maintain compliance with the FDA’s QSR. The QSR is a complex regulatory scheme that covers the methods and documentation of the design, testing, control, manufacturing, labeling, quality assurance, packaging, storage and shipping of our product. The FDA enforces the QSR through periodic unannounced inspections. We anticipate that in the future we will be subject to such inspections. Our failure, or the failure of our third-party manufacturers, to take satisfactory corrective action in response to an adverse QSR inspection could result in enforcement actions, including a public warning letter, a shutdown of our manufacturing operations, a recall of our product, civil or criminal penalties or other sanctions, which would cause our reputation, sales and business to suffer.

If our product causes or contributes to a death or a serious injury, or malfunctions in certain ways, we will be subject to medical device reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.

Under the FDA’s medical device reporting regulations, medical device manufacturers are required to report to the FDA information that a device has or may have caused or contributed to a death or serious injury or has malfunctioned in a way that would be likely to cause or contribute to death or serious injury if the malfunction of the device were to recur. If we fail to report these events to the FDA within the required timeframes, or at all, the FDA could take enforcement action against us. Any such adverse event involving the Viveve System or future products could result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection or enforcement action. Any corrective action, whether voluntary or involuntary, as well as mounting a defense to a legal action, if one were to be brought, would require the dedication of our time and capital, distract management from operating our business, and may harm our reputation and financial results.

The Viveve System may, in the future, be subject to product corrections, removals, or recalls that could harm our reputation, business and financial results.

The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture. In the case of the FDA, the authority to require a recall must be based on an FDA finding that there is a reasonable probability that the device would cause serious, adverse health consequences or death. Manufacturers may, under their own initiative, recall a product if any material deficiency in a device is found. A government-mandated or voluntary recall by us or one of our distributors could occur as a result of component failures, manufacturing errors, design or labeling defects or other deficiencies and issues. A recall of our product would divert managerial and financial resources and have an adverse effect on our financial condition and results of operations. The FDA requires that certain classifications of recalls be reported to the FDA within 10 working days after the recall is initiated. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA. In the future, we may initiate one or more voluntary correction or removal actions involving our product that we determine do not require notification to the FDA. If the FDA disagrees with our determinations, the FDA could require us to report those actions as recalls. A future recall announcement could harm our reputation with customers and negatively affect our sales. In addition, the FDA could take enforcement action for failing to report the corrections, removals, or recalls when they were conducted.

Federal and state regulatory reforms may adversely affect our ability to sell our product profitably.

From time to time, legislation is drafted and introduced in the U.S. Congress that could significantly change the statutory provisions governing the clearance or approval, manufacture and marketing of a medical device. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect our business and our product. It is impossible to predict whether legislative changes will be enacted or FDA regulations, guidance or interpretations will be changed, and what the impact of such changes, if any, may be.

For example, in August 2010, the FDA issued its preliminary recommendations on reform of the 510(k) pre-market notification process for medical devices. On January 19, 2011, the FDA announced its “Plan of Action” for implementing these recommendations. The Plan of Action included 25 action items, most of which have now been implemented by the agency. In August 2016, the FDA released its proposals for reforming long-standing procedures and requirements related to modifications to medical devices already on the market.  In December 2016, Congress passed the 21st Century Cures Act, which makes multiple changes to FDA’s rules for medical devices as well as for clinical trials, and Congress (passed the Medical Device User Fee reauthorization package in 2017.

The FDA or Congress may implement other reforms in the future. Future reforms could have the effect of making it more difficult and expensive for us to obtain FDA clearance or approval.  Such changes may also be made by legislators or regulators in the foreign jurisdictions in which we do business and could similarly affect our operations and profitability in those markets.

In addition, a state could change its statutes or regulations at any time, disallowing sales to particular types of end users or placing restrictions on certain chemicals, such as those used in our cryogen. We cannot predict the impact or effect of future legislation or regulations at the federal or state levels, or in any foreign jurisdiction in which we do business.

Failure to comply with the U.S. Foreign Corrupt Practices Act and similar laws associated with our activities outside the U.S. could subject us to penalties and other adverse consequences.

A significant portion of our revenues is and will be from jurisdictions outside of the U.S. We are subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, which generally prohibits U.S. companies and their intermediaries from making payments to foreign officials for the purpose of directing, obtaining or keeping business, and requires companies to maintain reasonable books and records and a system of internal accounting controls. The FCPA applies to companies and individuals alike, including company directors, officers, employees and agents. Under the FCPA, U.S. companies may be held liable for the corrupt actions taken by employees, strategic or local partners or other representatives. In addition, the government may seek to rely on a theory of successor liability and hold us responsible for FCPA violations committed by companies or associated with assets which we acquire. In recent years, the medical device and pharmaceutical industries have been a focus of the U.S. government’s FCPA enforcement priorities, and settlements often include very significant payments potentially consisting of millions of dollars. Other countries have similar laws to which we may be subject, including the United Kingdom Bribery Act.

In many foreign countries where we operate, particularly in countries with developing economies, it may be a local custom for businesses to engage in practices that are prohibited by the FCPA or other similar laws and regulations. In contrast, we have implemented a company policy requiring our employees and consultants to comply with the FCPA and similar laws. At the present time, we have not conducted formal FCPA compliance training for our foreign distributors and partners, but we are in the process of devising a training schedule for certain of our employees, agents and partners. Nevertheless, there can be no assurance that our employees, partners and agents, as well as those companies to which we outsource certain of our business operations, will not take actions in violation of the FCPA or our policies for which we may be ultimately held responsible. As a result of our anticipated growth, our development of infrastructure designed to identify FCPA matters and monitor compliance is at an early stage. If we or our intermediaries fail to comply with the requirements of the FCPA or similar legislation, governmental authorities in the U.S. and elsewhere could seek to impose civil and/or criminal fines and penalties which could have a material adverse effect on our reputation, business, operating results and financial conditions. We may also face collateral consequences, such as debarment and the loss of our export privileges.

Viveve’s relationships with customers and healthcare providers and professionals may be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, as well as comparable state and foreign laws, which could expose Viveve to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Healthcare providers and physicians play a primary role in the recommendation and prescription of any medical product, including the Viveve System marketed by the Company. Viveve’s future arrangements with customers, healthcare providers and other medical professionals could expose Viveve to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which Viveve markets, sells and distributes its medical device products.  There are various federal and state healthcare laws and regulations that impose restrictions that may apply to Viveve, and there may also be comparable foreign laws and regulations that similarly could apply to the Company.

The federal healthcare anti-kickback statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federally funded healthcare programs.  This statute has been broadly interpreted to apply to manufacturer arrangements with prescribers and purchasers, among others.  There are similar laws at the state level in the U.S., and several other countries, including the United Kingdom, have enacted similar anti-kickback, fraud and abuse, and healthcare laws and regulations.

The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program and also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information.  HIPAA also imposes criminal liability for knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services.

The federal Physician Sunshine Act requirements under the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, referred to together as the Affordable Care Act, require manufacturers of drugs, devices, biologics and medical supplies for which payment is available under title XVIII of the Social Security Act [Medicare] or under a State plan under title XIX [Medicaid] or XXI [SCHIP] of the Social Security Act (or a waiver of such a plan) to report to the Department of Health and Human Services information related to payments and other transfers of value made to or at the request of covered recipients, such as physicians and teaching hospitals, and physician ownership and investment interests in such manufacturers.  Payments made to physicians and research institutions for clinical trials are included within the scope of this federal disclosure law.

Analogous state laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by nongovernmental third-party payors, including private insurers.  Some state laws also require pharmaceutical and medical device companies to comply with the relevant industry’s voluntary compliance guidelines, in addition to requiring manufacturers to report information related to payments to physicians and other health care providers or marketing expenditures.  There may also be comparable foreign laws and regulations that could impact Viveve’s business and operations.

If Viveve’s operations are found to be in violation of any of these laws or any other governmental regulations that may apply to it, the Company may be subject to significant civil, criminal and administrative penalties, damages, or fines.  Moreover, if any of the physicians or other providers or entities with whom Viveve expects to do business are found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, or potentially to other sanctions in foreign jurisdictions.

We will need to raise additional funding, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product development efforts or other operations.

Developing our products is expensive, and we expect our research and development expenses to increase substantially in connection with our ongoing activities. We will continue to require substantial funds to support our clinical trials and fund our efforts to expand regulatory clearance or approval for our products, including in the U.S.

As of December 31, 2020, our cash and cash equivalents were $6.5 million. We expect that our cash and cash equivalents, including the Company’s January 2021 Offering for net proceeds of $25.2 million and the remaining equity financing commitment of $9.7 million from LPC, will be sufficient to fund our current operations through at least March 31, 2022. However, our operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements or a combination of these approaches. In any event, we will require additional capital to obtain regulatory approval for, and to commercialize, our product candidates. Raising funds in the current economic environment may present additional challenges. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline. The sale of additional equity or convertible securities would dilute all of our stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable and we may be required to relinquish rights to some of our technologies or product candidate or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of any product candidate or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

Our historical operating results indicate substantial doubt exists related to the Company's ability to continue as a going concern.

Our financial statements have been prepared assuming that our Company will continue as a going concern. We have incurred net losses and used significant cash in operating activities since inception. We have an accumulated deficit of approximately $219.8 million, cash and cash equivalents of $6.5 million and working capital of $8.6 million as of December 31, 2020. Additionally, the Company used $15.2 million in cash for operations in the year ended December 31, 2020. These factors raise substantial doubts about our ability to continue as a going concern and satisfy our estimated liquidity needs 12 months from the issuance of the financial statements. However, due to the Company’s January 2021 Offering for net proceeds of approximately $25.2 million, management believes that this substantial doubt has been alleviated.

If we continue to experience operating losses, and we are not able to generate additional liquidity through a capital raise or other cash infusion, we might need to secure additional sources of funds, which may or may not be available to us. Additionally, a failure to generate additional liquidity could negatively impact our ability to operate our business.

Risks Related to Our Business

We are dependent upon the success of the Viveve System, which has a limited commercial history. If the device fails to gain or loses market acceptance, our business will suffer.

In 2012, we began marketing the Viveve System (radiofrequency generator, handpiece and single-use treatment tips) and other ancillary consumables, in Canada, Hong Kong and Japan. Since then, we have expanded our market to a total of 51 countries, including the United States. Our continued success depends on our ability to significantly penetrate current or new markets. If demand for the Viveve System and Viveve treatment does not expand in new markets or does not increase in existing markets as we anticipate, or if demand declines, our business, financial condition and results of operations will be harmed.

We compete against companies that have more established products, longer operating histories and greater resources, which may prevent us from achieving significant market penetration or increased operating results.

The medical device and aesthetics markets are highly competitive and dynamic and are marked by rapid and substantial technological development and product innovations. Demand for the Viveve System could be diminished by equivalent or superior products and technologies developed by competitors. Specifically, Viveve competes against other offerings in these markets, including laser and other light-based medical devices, pharmaceutical and consumer products, surgical procedures and exercise therapies.

Competing in these markets could result in price-cutting, reduced profit margins and loss of market share, any of which would harm our business, financial condition and results of operations. Our ability to compete effectively depends upon our ability to distinguish our company, the Viveve System, and the Viveve treatment from our competitors and their products, on such factors as:

●	safety and effectiveness;
●	product pricing;
●	success of our marketing initiatives;

●	compelling clinical data;
●	intellectual property protection;
●	quality of customer support; and
●	development of successful distribution channels, both domestically and internationally.

Some of our competitors have more established products and customer relationships than we have, which could inhibit our market penetration efforts. For example, we may encounter situations where, due to pre-existing relationships, potential customers decide to purchase additional products from our competitors.  Potential customers may need to recoup the cost of expensive products that they have already purchased to perform general surgical procedures for electrocoagulation and hemostasis, laser vaginal rejuvenation, or LVR, surgery or vaginoplasty and thus may decide not to purchase, or to delay the purchase of, the Viveve System. If we are unable to achieve continued market penetration, we will be unable to compete effectively, and our business will be harmed.

In addition, potential competitors could have significantly greater financial, research and development, manufacturing, and sales and marketing resources than we have and could utilize their greater resources to acquire or develop new technologies or products that could effectively compete with our existing product. Given the relatively few competitors currently in the market, any such action could exacerbate existing competitive pressures, which could harm our business.

We have limited data regarding the efficacy of the Viveve procedure. If future data is not positive or consistent with our prior experience, rates of physician adoption will likely be harmed.

Current reported studies of Viveve’s CMRF technology have investigated improvement in vaginal laxity, sexual function and SUI, where all patients enrolled in the trial received the same treatment without comparison to a control group. Clinical studies designed in a randomized, blinded and controlled fashion (e.g., assessing the efficacy of a product or therapy versus a placebo or sham group) represent the gold-standard in clinical trial design. A sham-controlled treatment or procedure refers to a procedure performed as a control and that is similar to the treatment or procedure under investigation without the key therapeutic element being investigated. Future clinical studies, which may be required to drive physician adoption or support regulatory clearance or approval, will likely require randomized, blinded and controlled trial designs. Since 2014, we conducted several randomized, blinded and sham-controlled clinical trials in Europe and Canada designed to demonstrate the efficacy of the Viveve procedure versus a sham-controlled procedure for the treatment of vaginal laxity and sexual function. In 2019, we reported clinical results for a randomized, double-blind, sham-controlled study conducted in Canada evaluating patients suffering from mild-to-moderate SUI. Statistical significance was not achieved on the primary endpoint of mean change from baseline on the one-hour Pad Weight Test at six months post-treatment compared to the control group, nor was statistical significance achieved for the exploratory endpoints. In April 2020, we reported the topline results of our VIVEVE II clinical trial consisting of a multicenter, randomized, double-blinded, sham-controlled study to evaluate the safety and efficacy of the company's proprietary, CMRF technology for the improvement of sexual function in women following vaginal childbirth. The data showed that the VIVEVE II study did not meet its primary endpoint of demonstrating a statistically significant improvement in the mean change from baseline in total Female Sexual Function Index (FSFI) score at 12 months. In July 2020, the Company received FDA approval of its IDE application to conduct its U.S. pivotal, multicenter PURSUIT trial for improvement of SUI in women, as well as FDA approval of requested amendments to the IDE protocol in December 2020. PURSUIT is a randomized, double-blinded, sham-controlled trial with an intended enrollment of approximately 390 subjects at up to 30 study sites in the U.S.

Additionally, we have not conducted any head-to-head clinical studies that compare results from treatment with the Viveve System to surgery or treatment with other therapies. Without head-to-head studies against competing alternative treatments, which we have no current plans to conduct, potential customers may not find clinical studies of our technology sufficiently compelling to purchase the Viveve System. If we decide to pursue additional studies in the future, such studies could be expensive and time consuming, and the data collected may not produce favorable or compelling results. If the results of such studies do not meet physicians’ expectations, the Viveve procedure may not become widely adopted, physicians may recommend alternative treatments for their patients, and our business may be harmed.

We currently have clearance to market the Viveve System in the U.S. for use in general surgical procedures for electrocoagulation and hemostasis but not for vaginal laxity, sexual function, or stress urinary incontinence. If we want to sell our device and single-use treatment tips in the U.S. for the treatment of vaginal laxity, sexual function, or stress urinary incontinence, we will need to obtain additional FDA clearance or approval, which may not be granted.

Developing and promoting our CMRF technology in additional countries for additional indications, including the U.S., is a key element of our future growth strategy. We currently do not have FDA clearance or approval to market the Viveve System in the U.S. for the treatment of vaginal laxity, sexual function, or stress urinary incontinence. We intend to seek clearance or approval for stress urinary incontinence from the FDA to expand our marketing efforts and have engaged with the FDA to help improve our likelihood of success. However, because the topline results from our VIVEVE II clinical trial did not meet the primary endpoint of demonstrating a statistically significant improvement in the mean change from baseline in total Female Sexual Function Index (FSFI) at 12 months, we no longer intend to pursue a sexual function or vaginal laxity label in the U.S.  We cannot predict whether we will receive clearance or approval for SUI. The FDA has required us to conduct clinical trials to support regulatory clearance or approval, which trials are time-consuming and expensive, and may produce results that do not result in clearance or approval of our FDA marketing application. In the event that we do not obtain FDA clearance or approval of the Viveve System for the treatment of stress urinary incontinence, we will be unable to promote it in the U.S. for that indication, and the ability to grow our revenues may be adversely affected.

Our business is not currently profitable, and we may not be able to achieve profitability even if we are able to generate significant revenue.

As of December 31, 2020, we have incurred losses since inception of approximately $219.8 million. In 2020 and 2019, we incurred losses of $21.9 million and $42.5 million, respectively. Even though our revenue may increase, we expect to incur significant additional losses while we grow and expand our business. We cannot predict if and when we will achieve profitability. Our failure to achieve and sustain profitability could negatively impact the market price of our common stock and may require us to seek additional financing for our business. There are no assurances that we will be able to obtain any additional financing or that any such financing will be on terms that are favorable to us.

If there is not sufficient consumer demand for the procedures performed with our products, demand for our products could decline, which would adversely affect our operating results.

The medical device and aesthetic markets in which we operate are particularly vulnerable to economic trends. The procedures performed using the Viveve System are elective procedures that are not currently reimbursable through government or private health insurance. The cost of these elective procedures must be borne by the patient. As a result, the decision to undergo a procedure that uses our products may be influenced by the cost.

Consumer demand, and therefore our business, is sensitive to a number of factors that affect consumer spending, including political and macroeconomic conditions, health of credit markets, disposable consumer income levels, consumer debt levels, interest rates, consumer confidence and other factors. If there is not sufficient consumer demand for the procedures performed with our products, practitioner demand for our products would decline, and our business would suffer.

It is difficult to forecast future performance, which may cause our financial results to fluctuate unpredictably.

Our limited operating history makes it difficult to predict future performance. Additionally, the demand for the Viveve System may vary from quarter to quarter. A number of factors, over which we have limited or no control, may contribute to fluctuations in our financial results, such as:

●	delays in receipt of anticipated purchase orders;
●	performance of our independent distributors;
●	positive or negative media coverage of the Viveve treatment or products of our competitors;
●	our ability to obtain further regulatory clearances or approvals;
●	delays in, or failure of, product and component deliveries by our subcontractors and suppliers;
●	customer response to the introduction of new product offerings; and
●	fluctuations in foreign currency.

Our limited operating history has limited our ability to determine an appropriate sales price for our products.

Our historical operating performance has limited our ability to determine the proper sales or lease prices for the Viveve System and the single-use treatment tips. Establishing appropriate pricing for our capital equipment and components has been challenging because there have not existed directly comparable competitive products. We may experience similar pricing challenges in the future as we enter new markets or introduce new products, which could have an unanticipated negative impact on our financial performance.

If there is not sufficient patient demand for our treatments, practitioner demand for the Viveve System could drop, resulting in lower revenue and unfavorable operating results.

All procedures performed using the Viveve System are elective procedures, the cost of which must be borne by the patient and are not currently reimbursable through government or private health insurance. The decision to undergo a Viveve treatment is thus driven by consumer demand, which may be influenced by a number of factors, such as:

●	whether our marketing efforts directed toward increasing consumer awareness of the Viveve treatment, for which we have limited experience and resources and indications, are successful;
●	the extent to which physicians recommend the Viveve treatment to their patients;
●	the cost, safety and effectiveness of the Viveve procedure versus alternative treatments;
●	general consumer sentiment about the benefits and risks of such procedures; and
●	consumer confidence, which may be impacted by economic and political conditions.

Our financial performance could be materially harmed in the event that any of the above factors discourage patients from seeking the Viveve treatment.

The failure of the Viveve treatment to meet patient expectations or the occurrence of unpleasant side effects from a Viveve treatment could impair our financial performance.

Our future success depends upon patients having a positive experience with the Viveve treatment in order to increase physician demand for our products, as a result of positive feedback and word-of-mouth referrals. Patients may be dissatisfied if their expectations of the procedure, side effects and results, among other things, are not met. Despite what we believe to be the safety of the Viveve treatment, patients may experience undesirable side-effects such as temporary swelling or reddening of the treated tissue. Experiencing any of these side effects could discourage a patient from completing a Viveve treatment or discourage a patient from having future procedures or referring the Viveve procedure to others. In order to generate referral business, we believe that patients must be satisfied with the effectiveness of the Viveve treatment. Results obtained from the procedure are subjective and may be subtle. The Viveve treatment may produce results that may not meet patients’ expectations. If patients are not satisfied with the procedure or feel that it is too expensive for the results obtained, our reputation and future sales will suffer.

Our success depends on growing physician adoption of the Viveve System and continued use of treatment tips.

Some of our target physician customers already own self-pay device products. Our ability to grow our business and convince physicians to purchase or rent a Viveve System depends on the success of our sales and marketing efforts. Our business model involves both an equipment rental or purchase and continued purchases by our customers of single-use treatment tips and ancillary consumables. This may be a novel business model for many potential customers who may be used to competing products that are exclusively capital equipment, such as many laser-based systems. We must be able to demonstrate that the cost of the Viveve System and the revenue that the physician can derive from performing procedures using it are compelling when compared to the cost and revenue associated with alternative products or therapies. When marketing to plastic surgeons, we must also, in some cases, overcome a bias against non-invasive procedures. If we are unable to increase physician adoption of our device and use of the treatment tips, our financial performance will be adversely affected.

Our revenue may suffer due to our transition of U.S. sales from a capital equipment sales model to a recurring revenue rental model.

In June 2019, U.S. sales of the Viveve System transitioned from a capital equipment sales model to a recurring revenue rental model. The new U.S. commercial sales model is intended to lower up-front costs for customers and thus lower hurdles to adoption, increase placement rates, and improve profitability by reducing selling time per unit. The transition has resulted in reduced revenue in 2019 per unit placed, which is projected to be offset by higher unit placements and improved revenue performance in the long term. While physician adoption rates have increased since this transition, the unit placements in the long term may not be sufficient to offset the reduced revenue per unit placed.

To successfully market and sell the Viveve System internationally, we must address many issues with which we have limited experience.

Sales outside the U.S. accounted for 54%, 44% and 27% of our revenue during the year ended December 31, 2020, 2019 and 2018, respectively. International sales are subject to a number of risks, including:

●	difficulties in staffing and managing international operations;
●	difficulties in penetrating markets in which our competitors’ products may be more established;
●	reduced or no protection for intellectual property rights in some countries;
●	export restrictions, trade regulations and foreign tax laws;
●	fluctuating foreign currency exchange rates;
●	foreign certification and regulatory clearance or approval requirements;
●	difficulties in developing effective marketing campaigns for unfamiliar, foreign countries;
●	customs clearance and shipping delays;

●	compliance with anti-bribery laws such as U.S. Foreign Corrupt Practices Act and its foreign counterparts;
●	political and economic instability; and
●	preference for locally produced products.

If one or more of these risks were realized, it could require us to dedicate significant resources to remedy the situation, and even if we are able to find a solution, our revenues may still decline.

If we violate the U.S. Foreign Corrupt Practices Act or applicable anti-bribery laws in other countries our business could be harmed.

We earn a significant portion of our total revenues from international sales. As a result, we are subject to the U.S. Foreign Corrupt Practices Act (FCPA), which generally prohibits U.S. companies and their intermediaries from making corrupt payments to foreign officials for the purpose of obtaining or keeping business or otherwise obtaining favorable treatment and requires companies to maintain appropriate record-keeping and internal accounting practices to accurately reflect the transactions of the Company. The FCPA applies to companies, individual directors, officers, employees and agents. Under the FCPA, U.S. companies may be held liable for actions taken by agents or local partners or representatives. In addition, the government may seek to hold us liable for successor liability FCPA violations committed by companies which we acquire. We are also subject to the U.K. Bribery Act and may be subject to certain anti-corruption laws of other countries in which we do business. If we or our intermediaries fail to comply with the requirements of the FCPA or the anti-corruption laws of other countries, governmental authorities in the U.S. or other countries could seek to impose civil and/or criminal penalties, which could have a material adverse effect on our business, results of operations, financial conditions and cash flows.

We depend on distributors to market and sell the Viveve System internationally. If they are not successful, our marketing and sales efforts will be harmed.

We currently depend exclusively on third-party distributors to sell and service the Viveve System internationally and to train our international customers, and if these distributors terminate their relationships with us or under-perform, we may be unable to maintain or increase our level of international revenue. We will also need to engage additional international distributors to grow our business and expand the territories in which we sell the Viveve System. Distributors may not commit the necessary resources to market, sell and service our device to the level of our expectations. If current or future distributors do not perform adequately, or if we are unable to engage distributors in particular geographic areas, our revenue from international operations will be adversely affected.

The current pandemic of COVID-19 and the future outbreak of other highly infectious or contagious diseases, could seriously harm our research and development, manufacturing and commercialization efforts, increase our costs and expenses and have a material adverse effect on our business, financial condition and results of operations.

Broad-based business or economic disruptions caused by the COVID-19 pandemic could adversely affect our ongoing or planned research and development activities, our manufacturing operations and our commercialization efforts. COVID-19 originated in Wuhan, China, and has since spread globally. To date, the COVID-19 pandemic has caused significant disruptions to the U.S. and global economies and has contributed to significant volatility and negative pressure in financial markets. The global impact of the outbreak is continually evolving and, as additional cases of the virus are identified, many countries, including the U.S., have reacted by instituting quarantines, restrictions on travel and mandatory closures of businesses. Certain states and cities, including where we or the third parties with whom we engage operate, have also reacted by instituting quarantines, restrictions on travel, “shelter in place” rules, restrictions on types of business that may continue to operate, and/or restrictions on the types of projects that may continue. However, these government policies and directives are subject to change and many companies, including ours, maintain a work-from-home policy for office employees and sales representatives, and have implemented policies for our researchers and manufacturing workers designed to provide for a safe environment while maintaining progress on important laboratory research and commercial product supply.

The extent to which the COVID-19 pandemic, or the future outbreak of any other highly infectious or contagious diseases, impacts our product development, manufacturing capabilities, sales and marketing operations, future nonclinical studies and clinical trials and commercialization efforts will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of such pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. The rapid development and fluidity of this situation precludes any prediction as to the full adverse impact of the COVID-19 pandemic. Nevertheless, the COVID-19 pandemic may adversely affect our business, financial condition and results of operations, and it may have the effect of heightening many of the risks described herein, including the below.

● As announced on March 30, 2020, to help slow the spread of COVID-19, most of our employees have been operating under a work from home policy in accordance with guidance issued by the Centers for Disease Control and Prevention, or CDC, the World Health Organization, or WHO, and state and local authorities. As such, our sales representatives are not visiting provider offices, which we believe is a necessary step to help protect patient health and facilitate providers’ attention to direct patient care during this challenging situation. As a result, our commercial operations have been adversely impacted and will continue to be impacted for the duration that our sales representatives are unable to continue their normal operations.

● Effective March 30, 2020, our organization, with the exception of a limited number of essential roles, operated under a reduction in hours or, in certain cases, furlough for approximately six weeks. Although much of the organization has since been brought back to full hours, in the future, it may be necessary to return to work-from-home arrangements for our employees because of restrictions related to COVID-19 and, as a result, we may again determine to reduce hours or, in certain cases, furlough employees. In such a case, our employees could find alternative employment and leave the Company, and we cannot assure that our staff, when it returns from any such reduction in hours, operates at the same level of effectiveness as before the reduction of hours. In addition, adoption of work-from-home requirements could increase our cyber security risk, create data accessibility concerns, and make us more susceptible to communication disruptions, any of which could adversely impact our business operations.

● Given the economic downturn and increased unemployment in the U.S. related to COVID-19, millions of individuals have lost or will be losing their employer-based insurance coverage, which may adversely affect our ability to commercialize our products. In addition, market disruption and rising unemployment caused by the COVID-19 pandemic may lead to delays in obtaining insurance coverage and reimbursement of products as well as an increase in the numbers of uninsured patients and patients who may no longer be able to afford their co-insurance or co-pay obligations.

● We are currently evaluating the Viveve System and Viveve treatment in clinical trials. However, the COVID-19 pandemic may have an impact on the timing of conducting these trials, including initiation, opening of clinical trial sites and enrollment of patients. We are aware that some trial sponsors have encountered challenges in conducting clinical activities during the ongoing COVID-19 pandemic, including site closures and restrictions on site visits, and we may similarly experience such challenges in our planned clinical trials.

● We currently rely on third parties to, among other things, manufacture and repair of key elements of the Viveve System. If any such third parties in our supply chain for materials are adversely impacted by restrictions resulting from the COVID-19 pandemic, including staffing shortages, production slowdowns and disruptions in delivery systems, our supply chain may be disrupted.

● Health regulatory agencies globally may experience disruptions in their operations as a result of the COVID-19 pandemic. The FDA and comparable foreign regulatory agencies may have slower response times or be under-resourced to continue to monitor our clinical trials and, as a result, review, inspection, and other timelines may be materially delayed. For example, in April 2020, the FDA stated that its New Drug Program was continuing to meet program user fee performance goals, but due to many agency staff working on COVID-19 activities, it was possible that the FDA would not be able to sustain that level of performance indefinitely. It is unknown how long these disruptions could continue, were they to occur. Any elongation or de-prioritization of our clinical trials or delay in regulatory review resulting from such disruptions could materially affect the development and study of the Viveve System.

● The trading prices for our common stock and other medical device companies have been highly volatile as a result of the COVID-19 pandemic. As a result, we may face difficulties raising capital through sales of our common stock or such sales may be on unfavorable terms. In addition, a recession, depression or other sustained adverse market event resulting from the COVID-19 pandemic could materially and adversely affect our business and the value of our common stock.

As a result of the COVID-19 pandemic, our commercial activities, manufacturing operations and clinical development progress, data and timelines, and general business operations, could be delayed or materially harmed, and our business, prospects, financial condition, and results of operations would suffer as a result.

We may not be entitled to forgiveness of our recently received Paycheck Protection Program, or PPP Loan, and our application for the PPP Loan could in the future be determined to have been impermissible or could result in damage to our reputation.

In April 2020, we received proceeds of approximately $1.343 million from a loan under the CARES Act PPP, a portion of which may be forgiven, which we intend to use to retain employees, maintain payroll and make lease and utility payments. In October 2020, the Company was notified that the terms of its PPP Loan have been modified. The amount of time that the Company has to spend the proceeds of the PPP Loan, or the covered period, has been extended from 8 weeks to 24 weeks. The date to begin repaying unforgiven portions of the PPP Loan has also been extended from six months after the funding date to up to 10 months after the end of the covered period (approximately 16 months from the funding date) depending on when the Company applies for forgiveness. The SBA will also cover interest on the forgiveness portion of the loan during this period. There has been no change to the maturity date of the loan. All PPP Loans must be repaid or forgiven within two years after the funding date. A portion of the PPP Loan may be forgiven by the Small Business Administration, or SBA, upon our application beginning 60 days but not later than 120 days after loan approval and upon documentation of expenditures in accordance with the SBA requirements. Under the CARES Act and pursuant to the Note Agreement, loan forgiveness is available for the sum of documented payroll costs, covered rent payments, covered mortgage interest and covered utilities during the eight-week period beginning on the date of loan approval. Not more than 25% of the forgiven amount may be for non-payroll costs. The amount of the PPP Loan eligible to be forgiven is reduced if our full-time headcount declines or if salaries and wages for employees with salaries of $100,000 or less annually are reduced by more than 25%. Under the CARES Act, we will be required to repay any portion of the outstanding principal that is not forgiven, along with accrued interest, and we cannot provide any assurance that we will be eligible for loan forgiveness or that any amount of the PPP Loan will ultimately be forgiven by the SBA.

In order to apply for the PPP Loan, we were required to certify, among other things, that the current economic uncertainty made the PPP Loan request necessary to support our ongoing operations. We made this certification in good faith after analyzing, among other things, our financial situation and access to alternative forms of capital and believe that we satisfied all eligibility criteria for the PPP Loan, and that our receipt of the PPP Loan was consistent with the broad objectives of the CARES Act PPP. At the time that we had made such certification, we had missed more than one payroll payment for our employees and entered into the Funding Agreement in order to assist us with making such payroll payments, and could not predict with any certainty whether we would be able to raise the necessary financing to support continued operations, including, but not limited to, making such payroll payments. Our situation has subsequently improved, as a result of, among other things, our closing of two registered direct offerings in June 2020, and as a result of the funds that we received from the PPP Loan. The certification described above that we were required to provide in connection with our application for the PPP Loan did not contain any objective criteria and was subject to interpretation. However, on April 23, 2020, the SBA issued guidance stating that it is unlikely that a public company with substantial market value and access to capital markets will be able to make the required certification in good faith. The lack of clarity regarding loan eligibility under the CARES Act PPP has resulted in significant media coverage and controversy with respect to public companies applying for and receiving loans. If, despite our good-faith belief that we satisfied all eligible requirements for the PPP Loan, we are later determined to have violated any of the laws or governmental regulations that apply to us in connection with the PPP Loan, such as the False Claims Act, or it is otherwise determined that we were ineligible to receive the PPP Loan, we may be subject to penalties, including significant civil, criminal and administrative penalties, and could be required to repay the PPP Loan in its entirety. In addition, our receipt of the PPP Loan may result in adverse publicity and damage to our reputation, and a review or audit by the SBA or other government entity or claims under the False Claims Act could consume significant financial and management resources.

We currently have limited sales and marketing resources or experience and failure to build and manage a sales force or to market and distribute the Viveve System effectively could have a material adverse effect on our business.

Our sales and marketing organization is structured so that we rely on a direct sales force to sell the Viveve System in the United States. However, in the first quarter of 2019, we reorganized and reduced the number of direct sales reps selling our products. Additionally, in response to the COVID-19 crisis, the Company implemented a series of significant cost-cutting actions in the second quarter of 2020, including the furlough of 31 full-time employees throughout the entire organization, designed to reduce expenses and reposition resources to support the Company’s current customers and its pivotal clinical development program for our CMRF technology in the treatment of SUI. These corporate actions included an approximate two-thirds reduction of the direct sales organization. We believe our reorganization in 2019 and the operational changes implemented in 2020 related to the COVID-19 crisis will help reduce our operating expenses. We do not currently anticipate making any significant changes to our international distribution network.

Our reorganization and other operational changes may not have the desired effect of reducing our operating expenses and may result in a disruption to our business, adversely affect our sales and marketing organization and make it more difficult to retain qualified personnel. In addition, our management may divert a disproportionate amount of time away from its day-to-day activities to devoting a substantial amount of time to managing the reorganization which may increase our expenses. Our future financial performance and ability to compete effectively will depend, in part, on our ability to effectively manage the reorganization and future growth. To that end, we must be able to:

●	hire qualified individuals as needed;

●	provide adequate training for the effective sale of our device; and
●	retain and motivate sales employees.

We may not be able to accomplish these tasks, which could harm our financial results and have a material adverse effect on our business.

Competition among providers of devices for the medical device and aesthetics markets is characterized by rapid innovation, and we must continuously innovate technology and develop new products, or our revenue may decline.

While we attempt to protect our technology through patents and other intellectual property rights, there are few barriers to entry that would prevent new entrants or existing competitors from developing products that compete directly with our products. For example, while we believe our monopolar RF technology maintains a strong intellectual property position, there may be other companies employing competing technologies which claim to have a similar clinical effect to our technology. Additionally, there are others who may market monopolar RF technology for competing purposes in a direct challenge to our intellectual property position. As we continue to create market demand for a non-surgical, non-invasive way to treat vaginal laxity, sexual function, and SUI competitors may enter the market with other products making similar or superior claims. We expect that any competitive advantage we may enjoy from our current and future innovations may diminish over time, as companies successfully respond to our innovations, or create their own. Consequently, we believe that we will have to continuously innovate and improve our technology or develop new products to compete successfully. If we are unable to develop new products or innovate successfully, the Viveve System could become obsolete and our revenue will decline as our customers purchase competing products.

We outsource the manufacturing and repair of key elements of the Viveve System to manufacturing partners.

We outsource the manufacture and repair of our first generation Viveve System to a single contract manufacturer, Stellartech. If Stellartech’s operations are interrupted or if Stellartech is unable to meet our delivery requirements due to capacity limitations or other constraints, we may be limited in our ability to fulfill new customer orders or to repair equipment at current customer sites, and we may be required to seek new manufacturing partners in the future. Stellartech has limited manufacturing capacity, is itself dependent upon third-party suppliers and is dependent on trained technical labor to effectively repair components making up the Viveve System. In addition, Stellartech is a medical device manufacturer and is required to demonstrate and maintain compliance with the FDA’s Quality System Regulation, or QSR. If Stellartech or any future manufacturing partner fails to comply with the FDA’s QSR, its manufacturing and repair operations could be halted. In addition, both the availability of our product to support the fulfillment of new customer orders as well as our ability to repair those products installed at current customer sites would be impaired. As of the date of this report, the development and manufacturing agreement under which Viveve and Stellartech operate has expired without any subsequent extension or renewal by the parties and the minimum conditions to the licenses granted therein have not been satisfied by us. Viveve and Stellartech are working towards entering into a new Terms and Conditions of Supply and Service Agreement, however our manufacturing operations could be adversely impacted if we are unable to enforce Stellartech’s performance under any agreement, or enter into a new agreement with Stellartech, or a potential new manufacturer, if necessary, upon favorable terms or at all.

We outsource the manufacture and repair of our second generation Viveve System to a single contract manufacturer, Spartronics. If Spartronics’s operations are interrupted or if Spartronics is unable to meet our delivery requirements due to capacity limitations or other constraints, we may be limited in our ability to fulfill new customer orders or to repair equipment at current customer sites, and we may be required to seek new manufacturing partners in the future. Spartronics has limited manufacturing capacity, is itself dependent upon third-party suppliers and is dependent on trained technical labor to effectively repair components making up the Viveve System. In addition, Spartronics is a medical device manufacturer and is required to demonstrate and maintain compliance with the FDA’s Quality System Regulation, or QSR. If Spartronics or any future manufacturing partner fails to comply with the FDA’s QSR, its manufacturing and repair operations could be halted. In addition, both the availability of our product to support the fulfillment of new customer orders as well as our ability to repair those products installed at current customer sites would be impaired. Viveve and Spartronics operate under a manufacturing and supply agreement, however our manufacturing operations could be adversely impacted if we are unable to enforce Spartronics’s performance under this agreement, or enter into a new agreement with Spartronics, or a potential new manufacturer, if necessary, upon favorable terms or at all.

We outsource the manufacture and repair of our single-use treatment tips to Cirtec. If Cirtec’s operations are interrupted or if Cirtect is unable to meet our delivery requirements due to capacity limitations or other constraints, we may be limited in our ability to fulfill new customer orders or to repair equipment at current customer sites, and we may be required to seek new manufacturing partners in the future. Cirtec has limited manufacturing capacity, is itself dependent upon third-party suppliers and is dependent on trained technical labor to effectively repair the single-use treatment tips. In addition, Cirtec is a medical device manufacturer and is required to demonstrate and maintain compliance with the FDA’s Quality System Regulation, or QSR. If Cirtec or any future manufacturing partner fails to comply with the FDA’s QSR, its manufacturing and repair operations could be halted. In addition, both the availability of our product to support the fulfillment of new customer orders as well as our ability to repair those products installed at current customer sites would be impaired. Viveve and Cirtec operate under long term forecasts and purchase orders, however our single-use treatment tip manufacturing operations could be adversely impacted if we are unable to enforce Cirtec’s performance or enter into a new agreement with a potential new manufacturer, if necessary, upon favorable terms or at all.

Our manufacturing operations and those of our key manufacturing subcontractors are dependent upon third-party suppliers, making us vulnerable to supply shortages and price fluctuations, which could harm our business.

The single source supply of each generation of the Viveve System from Stellartech and Spartronics could not be replaced without significant effort and delay in production. Also, several other components and materials that comprise our device are currently manufactured by a single supplier or a limited number of suppliers. In many of these cases, we have not yet qualified alternate suppliers and we rely upon purchase orders, rather than long-term supply agreements. A supply interruption or an increase in demand beyond our current suppliers’ capabilities could harm our ability to manufacture the Viveve System until new sources of supply are identified and qualified. Our reliance on these suppliers subjects us to a number of risks that could harm our business, including:

●	interruption of supply resulting from modifications to or discontinuation of a supplier’s operations;
●	delays in product shipments resulting from uncorrected defects, reliability issues or a supplier’s variation in a component;
●	a lack of long-term supply arrangements for key components with our suppliers;
●	inability to obtain adequate supply in a timely manner, or to obtain adequate supply on commercially reasonable terms;
●	difficulty locating and qualifying alternative suppliers for our components in a timely manner;
●	production delays related to the evaluation and testing of products from alternative suppliers, and corresponding regulatory qualifications;
●	delay in delivery due to suppliers prioritizing other customer orders over our orders;
●	damage to our brand reputation caused by defective components produced by our suppliers;
●	increased cost of our warranty program due to product repair or replacement based upon defects in components produced by our suppliers; and
●	fluctuation in delivery by our suppliers due to changes in demand from us or from their other customers.

Any interruption in the supply of components or materials, or our inability to obtain substitute components or materials from alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers, which would have an adverse effect on our business.

If, in the future, we decide to perform additional manufacturing functions internally that we currently outsource, our business could be harmed by our limited manufacturing experience and related capabilities.

In the future, for financial or operational purposes, we may elect to perform component or system manufacturing functions internally. Our limited experience with manufacturing processes could lead to difficulties in producing sufficient quantities of manufactured items that meet our quality standards and that comply with applicable regulatory requirements in a timely and cost-effective manner. In addition, if we experience these types of manufacturing difficulties, it may be expensive and time consuming to engage a new or previous subcontractor or supplier to fulfill our replacement manufacturing needs. The occurrence of any of these events could harm our business.

If the Viveve System malfunctions or if we discover a manufacturing defect that could lead to a malfunction, we may have to initiate a product recall or replace components, which could adversely impact our business.

Problems in our manufacturing processes, or those of our manufacturers or subcontractors, which lead to an actual or possible malfunction in any of the components of our device, may require us to recall product from customers or replace components and could disrupt our operations. Our results of operations, reputation and market acceptance of our products could be harmed if we encounter difficulties in manufacturing that result in a more significant issue or significant patient injury and delays our ability to fill customer orders.

We may not be able to develop an alternative cooling module that will be in compliance with changing environmental regulations in a timely or cost-effective manner.

Our cooling module relies upon a hydrofluorocarbon, or HFC, called R134a, to protect the outer layer of the tissue from over-heating while the device delivers RF energy to the submucosal tissue. New environmental regulations phasing out HFCs over the next decade have been adopted or are under consideration in a number of countries. Since 2007, European Union directives aimed at the automotive industry require the phase-out of HFCs and prohibit the introduction of new products incorporating HFCs and it is currently anticipated that such directives may impact the medical device industry. In anticipation of future restrictions, we have qualified a more environmentally friendly HFC (1234ZE) for use in our generators. We do not anticipate that we will have to incur costs in the near future to develop an alternative cooling module for our device which is not dependent on HFCs. However, the impending restrictions on HFCs have reduced their current availability, as suppliers have less of an incentive to expand production capacity or maintain existing capacity. This change in supply could expose us to supply shortages or increased prices for R134a and 1234ZE, which could impair our ability to manufacture our device and adversely affect our results or operations. HFCs may also be classified by some countries as a hazardous substance and, therefore, subject to significant shipping surcharges that may negatively impact profit margins.

As a result, if we are unable to develop an alternative cooling module for our device which is not dependent on HFCs in a timely or cost-effective manner, the Viveve System may not be in compliance with environmental regulations, which could result in fines, civil penalties and the inability to sell our products in certain major international markets.

We rely on a limited number of suppliers and third-party manufacturers, and if they are unable or unwilling to continue to work with us, our business could be materially adversely affected.

We rely on a limited number of suppliers and third-party manufacturers. Our reliance on them increases our risk since in the event of an interruption from one or more of them, we may not be able to develop alternative resources without incurring additional costs or delays.

We forecast sales to determine requirements for components and materials used in Viveve procedures, and if our forecasts are incorrect, we may experience delays in shipments or increased inventory costs.

We keep limited materials, components and finished product on hand. To manage our manufacturing operations with our suppliers, we forecast anticipated product orders and material requirements to predict our inventory needs up to twelve months in advance and enter into purchase orders on the basis of these requirements. Our limited historical experience may not provide us with enough data to accurately predict future demand. If our business expands, our demand for components and materials would increase and our suppliers may be unable to meet our demand. If we overestimate our component and material requirements, we will have excess inventory, which would increase our expenses. If we underestimate our component and material requirements, we may have inadequate inventory, which could interrupt, delay or prevent delivery of the Viveve System to our customers. Any of these occurrences would negatively affect our financial performance and the level of satisfaction that our customers have with our business.

Even though we require training for users of the Viveve System, and we do not sell it to non-physicians, there exists a potential for misuse, which could harm our reputation and our business.

Outside of the U.S., our independent distributors sell in many jurisdictions that do not require specific qualifications or training for purchasers or operators of the Viveve System. We do not supervise the procedures performed with the device, nor can we be assured that direct physician supervision of our equipment occurs according to our recommendations. We and our distributors require purchasers of our device to undergo an initial training session as a condition of purchase, but do not require ongoing training. In addition, we prohibit the sale of the device to companies that rent it to third parties, but we cannot prevent an otherwise qualified physician from contracting with a rental company in violation of his or her purchase agreement with us.

In the U.S., we only sell the Viveve System to licensed physicians who have met certain training requirements. However, current federal regulations will allow us to sell our device to “licensed practitioners.” The definition of “licensed practitioners” varies from state to state. As a result, the Viveve System may be operated by licensed practitioners with varying levels of training, and in many states by non-physicians, including physician assistants, registered nurses and nurse practitioners. Thus, in some states, the definition of “licensed practitioner” may result in the legal use of the Viveve System by non-physicians.

The use of our device by non-physicians, as well as noncompliance with the operating guidelines set forth in our training programs, may result in product misuse and adverse treatment outcomes, which could harm our reputation and expose us to costly product liability litigation.

Product liability suits could be brought against us due to defective design, labeling, material or workmanship, or misuse of the Viveve System, and could result in expensive and time-consuming litigation, payment of substantial damages and an increase in our insurance rates.

If the Viveve System is defectively designed, manufactured or labeled, contains defective components or is misused, we may become subject to substantial and costly litigation by our customers or their patients. Misusing the device or failing to adhere to operating guidelines could cause serious adverse events. In addition, if our operating guidelines are found to be inadequate, we may be subject to liability. We may, in the future, be involved in litigation related to the use of the device. Product liability claims could divert management’s attention from our business, be expensive to defend and result in sizable damage awards against us. We may not have sufficient insurance coverage for all future claims. We may not be able to obtain insurance in amounts or scope sufficient to provide us with adequate coverage against all potential liabilities. Any product liability claims brought against us, with or without merit, could increase our product liability insurance rates or prevent us from securing continuing coverage, could harm our reputation in the industry and reduce product sales. Product liability claims in excess of our insurance coverage would be paid out of cash reserves, harming our financial condition and adversely affecting our operating results.

After-market modifications to treatment tips by third parties and the development of counterfeit products could reduce our sales, expose us to product liability litigation and dilute our brand quality.

Third parties may introduce adulterated after-market modifications to our treatment tips, which enable re-use of treatment tips in multiple procedures. Because the treatment tips are designed to withstand a finite number of pulses, modifications intended to increase the number of pulses could result in patient injuries caused by the use of worn-out or damaged treatment tips. In addition, third parties may seek to develop counterfeit products that are compatible with the Viveve System and available to practitioners at lower prices. If security features incorporated into the design of the device are unable to prevent after-market modifications to the treatment tips or the introduction of counterfeit products, we could be subject to reduced sales, product liability lawsuits resulting from the use of damaged or defective goods and damage to our reputation.

Third parties may also try to sell the Viveve System and its consumable products on a secondary market, which would remove Viveve’s ability to track the products. If prior to or after being sold on the secondary market, the Viveve System or its consumable products are misused or modified by a third party, Viveve could be subject to liability. If this happens, we could be subject to reduced sales, product liability claims, inability to obtain sufficient insurance coverage in the future and damage to our reputation.

A data breach or cyberattack affecting our devices, information technology systems, or protected data could expose us to regulatory liability and litigation and dilute our brand quality.

Our information technology systems and the Viveve System, like other medical devices with software that may be accessible in some manner to users, are vulnerable to security breaches, cyberattacks, malicious intrusion, breakdown, destruction, loss of data privacy, or other significant disruption. We also collect, manage, and process protected personal information, including health information, in connection with our operations. A significant breach, attack, or other disruption could result in adverse consequences, including increased costs and expenses, regulatory inquiries, litigation, problems with product functionality, reputational damage, lost revenue, and fines or penalties. We invest in systems and technology and in the protection of our products and data to reduce the risk of an attack or other significant disruption. However, there can be no assurance that these measures and efforts will prevent future attacks or other significant disruptions to our information technology systems and the Viveve System. Additionally, Viveve products have no WiFi nor do they contain a receiver or transmitter, dramatically reducing the risk of a cyberattack. However, there can be no assurance that these measures and efforts will prevent future attacks or other significant disruptions to our information technology systems and the Viveve System.

We depend on skilled and experienced personnel to operate our business effectively. If we are unable to recruit, hire and retain these employees, our ability to manage and expand our business will be harmed, which would impair our future revenue and profitability.

Our success largely depends on the skills, experience and efforts of our officers and other key employees. While we have employment contracts with our Chief Executive Officer and our Senior Vice President of Finance and Administration (Principal Accounting and Financial Officer), these officers and other key employees may terminate their employment at any time. The loss of any senior management team members could weaken our management expertise and harm our business.

Our ability to retain our skilled labor force and our success in attracting and hiring new skilled employees will be a critical factor in determining whether we will be successful in the future. We may not be able to meet our future hiring needs or retain existing personnel. We will face particularly significant challenges and risks in hiring, training, managing and retaining engineering and sales and marketing employees, as well as independent distributors, most of whom are geographically dispersed and must be trained in the use of our device and benefits of the Viveve System and treatment. Failure to attract and retain personnel, particularly technical and sales and marketing personnel, would materially harm our ability to compete effectively and grow our business.

Any acquisitions or in-licenses that we make could disrupt our business and harm our financial condition.

We expect to evaluate potential strategic acquisitions of complementary businesses, products or technologies. We may also consider joint ventures and other collaborative projects, including in-license opportunities. We may not be able to identify appropriate acquisition candidates or strategic partners, or successfully negotiate, finance or integrate acquisitions of any businesses, products or technologies, as applicable, on favorable terms or at all. Furthermore, the integration of any acquisition or in-license and management of any collaborative project may divert management’s time and resources from our business and disrupt our operations. We do not have any experience with acquiring companies or products or in-licensing of technologies. If we decide to expand our product offerings, we may spend time and money on projects that do not increase our revenues. Our inability to identify and secure such opportunities may harm our financial condition and our ability to compete and grow our business.

Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations which could affect our ability to realize tax benefits from our net operating losses.

Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations. As of December 31, 2020, we had federal and state net operating loss carryforwards, or “NOLs”, of approximately $95.4 million and $20.2 million, respectively, due to prior period losses. In general, under Section 382 of the Internal Revenue Code of 1986, as amended, or the “Code”, a corporation that undergoes an “ownership change” can be subject to limitations on its ability to utilize its NOLs to offset future taxable income. Our existing NOLs may be subject to limitations arising from past ownership changes, including in connection with this offering. Future changes in our stock ownership, some of which are outside of our control, could result in an ownership change under Section 382 of the Code.  In addition, under the Tax Cuts and Jobs Act, the “Tax Act”, the amount of future NOLs that we are permitted to deduct in any taxable year is limited to 80% of our taxable income in such year, where taxable income is determined without regard to the NOL deduction itself. In addition, the Tax Act generally eliminates the ability to carry back any future NOL to prior taxable years, while allowing unused future NOLs to be carried forward indefinitely. There is a risk that due to changes under the Tax Act, regulatory changes, or other unforeseen reasons, our existing NOLs could expire or otherwise be unavailable to offset future income tax liabilities. For these reasons, we may not be able to realize a tax benefit from the use of our NOLs, whether or not we attain profitability.

Risks Related to Our Intellectual Property

Intellectual property rights may not provide adequate protection for the Viveve System, which may permit third parties to compete against us more effectively.

We rely on patent, copyright, trade secret and trademark laws and confidentiality agreements to protect our technology and Viveve treatment. We have an exclusive license (with a field of use limitation) to one issued U.S. patent and own 5 issued U.S. patents. Additionally, as of March 15, 2021, we have 8 pending U.S. patent applications; 75 issued foreign patents, including patents that may have lapsed; and 12 pending foreign patent applications. Some of the Viveve System’s components are not, and in the future may not be, protected by patents. Additionally, our patent applications may not issue as patents or, if issued, may not issue in a form that will be advantageous to us. Any patents we obtain may be challenged, invalidated or legally circumvented by third parties. Consequently, competitors could market products and use manufacturing processes that are substantially similar to, or superior to, ours. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by consultants, vendors, former employees or current employees, despite the existence generally of confidentiality agreements and other contractual restrictions. Monitoring unauthorized uses and disclosures of our intellectual property is difficult, and we do not know whether the steps we have taken to protect our intellectual property will be effective. Moreover, we do not have patent rights in all foreign countries in which a market may exist, and where we have applied for foreign patent rights, the laws of many foreign countries may not protect our intellectual property rights to the same extent as the laws of the U.S.

In addition, competitors could purchase the Viveve System and attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe our intellectual property rights, design around our protected technology or develop their own competitive technologies that fall outside of our intellectual property rights. If our intellectual property is not adequately protected so as to defend our market against competitors’ products and methods, our competitive position and business could be adversely affected.

We have been involved in and may be involved in future costly intellectual property litigation, which could impact our future business and financial performance.

Our industry has been characterized by frequent intellectual property litigation. Our competitors or other patent holders may assert that our device and the methods we employ are covered by their patents. If our device or methods are found to infringe, we could be prevented from marketing the Viveve System. In addition, we do not know whether our competitors or potential competitors have applied for, or will apply for or obtain, patents that will prevent, limit or interfere with our ability to make, use, sell, import or export the Viveve System. We may also initiate litigation against third parties to protect our intellectual property that may be expensive, protracted or unsuccessful. In the future there may be companies that market products for competing purposes in direct challenge to our intellectual property position, and we may be required to initiate litigation in order to stop them. For example, in October 2016 we filed a patent infringement lawsuit against ThermiGen, LLC, ThermiAesthetics, LLC and Dr. Red Alinsod alleging unauthorized use of certain of our patented technologies. based on Viveve’s U.S. Patent Number 8,961,511 (the “‘511 patent”). Viveve, Inc. v. ThermiGen, LLC et al., No. 2:16-cv-1189-JRG (E.D. Tx.), filed October 16, 2016. On October 20, 2017, ThermiGen and ThermiAesthetics filed two petitions for inter partes review (IPR) of the ‘511 patent at the U.S. Patent Trial and Appeal Board (PTAB) challenging the validity of the ‘511 patent claims. ThermiGen, LLC et al. v. Viveve, Inc., No. IPR2018-00088 (October 20, 2017) and ThermiGen, LLC et al. v. Viveve, Inc., No. IPR2018-00089 (October 20, 2017). On June 4, 2018, we entered into a Settlement and License Agreement (the “Settlement Agreement”) with ThermiGen LLC and ThermiAesthetics LLC (“ThermiGen,” collectively) as well as Red Alinsod, M.D. resolving our patent litigation against ThermiGen and Dr. Alinsod. The Settlement Agreement also resolved ThermiGen’s IPR proceedings against the Viveve.

Litigation related to infringement and other intellectual property claims, with or without merit, is unpredictable, can be expensive and time-consuming and could divert management’s attention from our business. If we lose this kind of litigation, a court could require us to pay substantial damages, and prohibit us from using technologies essential to the Viveve System and Viveve treatment, any of which would have a material adverse effect on our business, results of operations and financial condition. In that event, we do not know whether necessary licenses would be available to us on satisfactory terms, or whether we could redesign the Viveve System or processes to avoid infringement.

Competing products may also appear in other countries in which our patent coverage might not exist or be as strong. If we lose a foreign patent lawsuit, we could be prevented from marketing the Viveve System in one or more countries.

In addition, we may hereafter become involved in litigation to protect our trademark rights associated with our device name or treatment name. Names used may be claimed to infringe names held by others or to be ineligible for proprietary protection. If we have to change the name of the Company, device or treatment, we may experience a loss in goodwill associated with our brand name, customer confusion and a loss of sales.

Risks Related to Our Securities

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules implemented by the Securities and Exchange Commission have required changes in corporate governance practices of public companies. As a public company, these rules and regulations increase our compliance costs and make certain activities more time consuming and costly. These rules and regulations may also make it more difficult and expensive for us to maintain our director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

Concentration of ownership of our common stock may have the effect of delaying or preventing a change in control.

As of March 15, 2021, our officers, directors and principal stockholders, i.e., stockholders who beneficially own greater than 10% of our outstanding common stock, collectively beneficially own approximately 1.8% of our outstanding common stock. As a result, these stockholders, if they act together, will be able to control the management and affairs of our company and most matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of our other stockholders.

We are a holding company with no business operations of our own and we depend on cash flow from Viveve, Inc. to meet our obligations.

We are a holding company with no business operations of our own or material assets other than the stock we own in Viveve, Inc. All of our operations are conducted by Viveve, Inc. As a holding company, we will require dividends and other payments from our subsidiary to meet cash requirements. The terms of any agreements governing indebtedness that we may enter into may restrict our subsidiary from paying dividends and otherwise transferring cash or other assets to us. If there is an insolvency, liquidation or other reorganization of our subsidiary, our stockholders likely will have no right to proceed against its assets. Creditors of our subsidiary will be entitled to payment in full from the sale or other disposal of the assets of our subsidiary before we, as an equity holder, would be entitled to receive any distribution from that sale or disposal. If Viveve, Inc. is unable to pay dividends or make other payments to us when needed, we will be unable to satisfy our obligations.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
●	changes in the market’s expectations about our operating results;
●	success of competitors;
●	our operating results failing to meet the expectations of securities analysts or investors in a particular period;
●

changes in financial estimates and recommendations by securities analysts concerning our business, the market for our products, the health services industry, or the healthcare and health insurance industries in general;

●	operating and stock price performance of other companies that investors deem comparable to us;
●	our ability to market new and enhanced products on a timely basis;
●	changes in laws and regulations affecting our business;
●	commencement of, or involvement in, litigation involving us;
●	changes in our capital structure, such as future issuances of securities or the incurrence of debt;
●	the volume of shares of our common stock available for public sale;
●	any major change in our board of directors or management;
●	sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and
●	general economic and political conditions such as recessions, fluctuations in interest rates and international currency fluctuations.

In addition, the securities markets have from time-to-time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Our shares of common stock are thinly traded, the price may not reflect our value, and there can be no assurance that there will be an active market for our shares of common stock either now or in the future.

Our shares of common stock are thinly traded, our common stock is held by a small number of holders, and the price may not reflect our actual or perceived value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. The market liquidity will be dependent on the perception of our operating business, among other things. We will take certain steps including utilizing investor awareness campaigns, investor relations firms, press releases, road shows and conferences to increase awareness of our business. Any steps that we might take to bring us to the awareness of investors may require that we compensate consultants with cash and/or stock. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business, and trading may be at a depressed price relative to the performance of the Company due to, among other things, the availability of sellers of our shares. If an active market should develop, the price may be highly volatile. Because there is currently a relatively low per-share price for our common stock, many brokerage firms or clearing firms are not willing to effect transactions in the securities or accept our shares for deposit in an account. Many lending institutions will not permit the use of low-priced shares of common stock as collateral for any loans.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market upon the expiration of any statutory holding period under Rule 144, or shares issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and, in anticipation of which, the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

In general, under Rule 144, a non-affiliated person who has held restricted shares of our common stock for a period of six months may sell into the market all of their shares, subject to the Company being current in our periodic reports filed with the SEC.

We do not expect to declare or pay dividends in the foreseeable future.

We have never paid cash dividends on our common stock and have no plans to do so in the foreseeable future, except the cumulative dividend payable on our Series B Preferred Stock, which could reduce a return in your investment in us. We intend to retain any earnings to develop, carry on, and expand our business. In addition, the terms of the indebtedness of our existing credit facility also restrict us from paying cash dividends to stockholders under some circumstances. The terms of our Series B Preferred Stock also provide that we may not pay dividends on our common stock without concurrently declaring dividends on each. If we do not pay dividends, our stock may be less valuable because a return on your investment will only occur if you sell our common stock after our stock price appreciates.

CRG has the right to acquire a significant percentage of our stock upon conversion of its Series B Preferred Stock and exercise of its warrants and is able to exert significant control over matters pursuant to the protective provisions therein as well as the covenants and other restrictions in the Loan Agreement.

Affiliates of CRG LP, or collectively CRG, has the right to acquire approximately 46% of our outstanding common stock on a fully-diluted basis, subject to stockholder approval to authorize a sufficient number of common stock, Nasdaq stockholder approval requirements and beneficial ownership restrictions contained in the Series B Certificate of Designation and warrants held by CRG. Even though Series B Preferred Stock is non-voting stock, and has beneficial ownership restrictions, the Series B Certificate of Designation has protective provisions that will require CRG’s consent to perform certain significant company events. For example, CRG's consent would be necessary to amend our organizational documents, or approve any merger, sale of assets, or other major corporate transaction. This consent requirement could delay or prevent any acquisition of our company on terms that other stockholders may desire and may adversely affect the market price of our common stock. CRG may have interests different than yours. For example, CRG may want us to pursue strategies that deviate from the interests of other stockholders.

The Series B Preferred Stock has a liquidation preference to our common stock.

Series B Preferred Stock has a liquidation preference that gets paid prior to any payment on our common stock (including shares issuable upon the exercise of the warrants). As a result, if we were to dissolve, liquidate, merge with another company or sell our assets, the holders of our Series B Preferred Stock would have the right to receive up to approximately $35.82 million plus any unpaid dividend from any such transaction before any amount is paid to the holders of our common stock or pursuant to the redemption rights in the warrants for fundamental transactions. The payment of the liquidation preferences could result in common stockholders and warrant holders not receiving any consideration if we were to liquidate, dissolve or wind up, either voluntarily or involuntarily.

The existence of the liquidation preferences may reduce the value of our common stock, make it harder for us to sell shares of common stock in offerings in the future, or prevent or delay a change of control. Furthermore, any conversion of Series B Preferred Stock into common stock will cause substantial dilution to our common stockholders.

If we fail to comply with ongoing Nasdaq listing standards and corporate governance requirements, we could be subject to delisting. Nasdaq delisting could materially adversely affect the market for our shares.

Our common stock is currently listed on The Nasdaq Capital Market. In order to maintain this listing, we are required to comply with various continued listing standards, including corporate governance requirements, set forth in the Nasdaq Listing Rules. These standards and requirements include, among other things, (1) an obligation to maintain a Board of Directors, a majority of whom are deemed to be independent and that we maintain an Audit Committee consisting of at least three independent Board Members and (2) an obligation that our listed securities maintain a minimum bid price of $1.00 per share.

On April 21, 2020, we received written notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC, or Nasdaq, notifying us that we are not in compliance with the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market and granting us time until December 28, 2020 to regain compliance. On December 1, 2020, we effected a 1-for-10 reverse stock split of our issued and outstanding common stock. The reverse stock split became effective at 5:00 p.m. Eastern Time on December 1, 2020 and our common stock began trading on a split-adjusted basis on The Nasdaq Capital Market on December 2, 2020. Following our reverse stock split described above, on December 16, 2020, we were notified by Nasdaq that as of December 15, 2020, it had maintained a closing bid above $1.00 for a period of 10 consecutive trading days and therefore had regained compliance with the minimum bid price requirement.

On May 4, 2020, Karen Zaderej resigned from our board of directors. Ms. Zaderej was an independent director and a member of the audit committee of the board of directors, and as a result of her resignation, we no longer complied with Nasdaq’s majority independent board requirements because a majority of the board of directors was not comprised of independent directors, and Nasdaq's audit committee requirements because our audit committee was not comprised of at least three independent directors. In accordance with Nasdaq Listing Rules, we notified Nasdaq of Ms. Zaderej's resignation and the resulting non-compliance. On May 6, 2020, we received a notice from Nasdaq acknowledging the fact that we do not meet the requirements of such rules and granting us time until November 2, 2020 to regain compliance. On October 28, 2020, our board of directors appointed Sharon Collins Presnell, Ph.D., to serve as a member of the board of directors and its audit committee. On October 29, 2020, the Company received a letter from Nasdaq noting that, as a result of the appointment of Dr. Presnell to our board of directors and its audit committee, we evidenced compliance with requirements for continued listing on Nasdaq.

There can be no assurance that we will continue to be in compliance with the minimum bid price requirement, majority director independence requirements, or comply with Nasdaq’s other continued listing standards in the future.

In the event that our common stock is not eligible for continued listing on Nasdaq or another national securities exchange, trading of our common stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our common stock, and there would likely also be a reduction in our coverage by security analysts and the news media, which could cause the price of our common stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a major exchange.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this prospectus, including statements regarding our anticipated future clinical and regulatory events, future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. Forward looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology.

In particular, forward-looking statements include statements relating to future actions, prospective products, applications, customers and technologies and future performance or future financial results. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	our limited cash and our history of losses;

●	our ability to achieve profitability;

●	our limited operating history;

●	emerging competition and rapidly advancing technology;

●	whether we are successful in having our medical device approved or cleared for sale by the U.S. Food and Drug Administration, or the FDA, for all indications sought;

●	whether demand develops for our medical device;

●	the impact of competitive or alternative products, technologies and pricing;

●	the adequacy of protection afforded to us by the patents that we own and the cost to us of maintaining, enforcing and defending those patents;

●	our ability to obtain, expand and maintain patent protection in the future, and to protect our non-patented intellectual property;

●	our exposure to, and ability to defend against, third-party claims and challenges to our patents, copyrights, and other intellectual property rights;

●	our exposure to, and ability to defend against, claims related to any third party intellectual property rights;

●	our ability to obtain adequate financing in the future, as and when we need it;

●	our ability to use the proceeds from this offering as discussed in the section entitled “Use of Proceeds;”

●	our ability to regain compliance with The Nasdaq Capital Market continued listing standards;

●	our ability to successfully execute a new sales and marketing strategy in the United States;

●	our ability to continue as a going concern;

●	our success at managing the risks involved in the foregoing items; and

●	other factors discussed in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including without limitation the risks described in “Risk Factors” in this prospectus and the documents incorporated by reference herein. These risks are not exhaustive. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. We assume no obligation to update or supplement forward-looking statements, except as may be required under applicable law.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Lincoln Park. We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. We may receive up to $9,658,750 aggregate gross proceeds from any sales we make to Lincoln Park pursuant to the Amended Purchase Agreement. We estimate that the net proceeds to us from the sale of our common stock to Lincoln Park pursuant to the Amended Purchase Agreement will be up to approximately $9.5 million over an approximately 20-month period, assuming that we sell the full amount of our common stock that we have the right, but not the obligation, to sell to Lincoln Park under that agreement and other estimated fees and expenses. See “Plan of Distribution” in this prospectus for more information.

We expect to use any proceeds that we receive under the Amended Purchase Agreement for working capital and general corporate purposes.

SELLING STOCKHOLDER

This prospectus relates to the possible resale by the selling stockholder, Lincoln Park, of shares of common stock that have been or may be issued to Lincoln Park pursuant to the Amended Purchase Agreement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Lincoln Park on June 8, 2020, concurrently with our execution of the initial Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by Lincoln Park of the shares of our common stock that have been or may be issued to Lincoln Park thereunder.

Lincoln Park, as the selling stockholder, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that we have issued or may sell to Lincoln Park under the Amended Purchase Agreement. The selling stockholder may sell some, all or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

The following table presents information regarding the selling stockholder and the shares that it may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling stockholder, and reflects its holdings as of March 30, 2021. Neither Lincoln Park nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

Selling Stockholder	Shares Beneficially Owned Before this Offering		Percentage of Outstanding Shares Beneficially Owned Before this Offering		Shares to be Sold in this Offering Assuming The Company issues the Maximum Number of Shares Under the Purchase Agreement		Percentage of Outstanding Shares Beneficially Owned After this Offering
Lincoln Park Capital Fund, LLC (1)	517,084	(2)	4.99	%(3)	517,084	(4)	4.99	%(5)

(1)

Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares being offered under the prospectus filed with the SEC in connection with the transactions contemplated under the Amended Purchase Agreement. Lincoln Park Capital, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer.

(2)

Represents zero shares of common stock owned by Lincoln Park and 634,064 shares of common stock issuable upon the exercise of warrants within 60 days of March 30, 2021, at certain fixed prices (that may be subject to adjustment as provided in such warrants), which warrants were acquired by Lincoln Park in connection with prior offerings. Lincoln Park may not exercise these warrants if such shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park and its affiliates having beneficial ownership of more than 4.99% of the then total outstanding shares of our common stock, as calculated in accordance with the terms of such warrants. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares of common stock that Lincoln Park may be required to purchase pursuant to the Amended Purchase Agreement because the issuance of such shares is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Lincoln Park’s control, including the registration statement of which this prospectus is a part becoming and remaining effective. Furthermore, under the terms of the Amended Purchase Agreement, issuances and sales of shares of our common stock to Lincoln Park are subject to certain limitations on the amounts we may sell to Lincoln Park at any time, including the Exchange Cap and the Beneficial Ownership Cap. See the description under the heading “The Lincoln Park Transaction” for more information about the Amended Purchase Agreement.

(3)	Based on 10,341,716 outstanding shares of our common stock as of March 20, 2021.

(4)

Although the Amended Purchase Agreement provides that we may sell up to $9,658,750 of our common stock to Lincoln Park, only 3,500,000 shares of our common stock are being offered under this prospectus, which have been or may be sold by us to Lincoln Park at our discretion from time to time over a 21-month period commencing after the satisfaction of certain conditions set forth in the Amended Purchase Agreement, including that the SEC has declared effective the registration statement that includes this prospectus. Depending on the price per share at which we sell our common stock to Lincoln Park pursuant to the Amended Purchase Agreement, we may need to sell to Lincoln Park under the Amended Purchase Agreement more shares of our common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $$9,658,750 total commitment available to us under the Amended Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Amended Purchase Agreement.

(5)

Percentage represents the maximum aggregate number of shares issuable to Lincoln Park upon exercise of the warrant referenced in footnote (2) above, after giving effect to the resale by Lincoln Park of all shares of common stock that may be issued and sold by us pursuant to the Amended Purchase Agreement and that are covered by this prospectus and referenced in footnote (4) above.

MARKET FOR COMMON STOCK

The principal market on which our common stock is being traded is The Nasdaq Capital Market under the symbol “VIVE.” On March 30, 2021, the closing price as reported on The Nasdaq Capital Market of our common stock was $3.00 per share. As of March 30, 2021, there were approximately 117 holders of record of our common stock.

DIVIDEND POLICY

We have not paid dividends on our common stock, and we do not currently anticipate paying any dividends on our common stock in the foreseeable future. Any future determination as to our dividend policy will be made at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, legal requirements, covenants in future debt agreements and other factors our board of directors deems relevant. The terms of the indebtedness of our existing credit facility also restrict us from paying cash dividends to our stockholders under some circumstances. The terms of the Series B Certificate of Designation will also limit our ability to pay dividends. See “Risk Factors—We do not expect to declare or pay dividends in the foreseeable future.”

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. As of December 31, 2020, our historical net tangible book value was $7.0 million, or $3.21 per share of common stock, based on 2,171,316 shares of our common stock outstanding at December 31, 2020. Our historical net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of shares of our common stock outstanding as of December 31, 2020.

Our pro forma net tangible book value attributed to common stock as of December 31, 2020 was $(3.6) million, or $(0.35) per share of common stock. Pro forma net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding, taking into account the $35.8 million attributable to the outstanding Series B convertible preferred stock as of December 31, 2020 and the approximately $25.2 million attributable to our public offering on January 19, 2021. After giving effect to the sale by us of 3,219,583 shares of our common stock in this offering at the assumed public offering price of $3.00 per share, the closing price of our common stock on March 30, 2021 after deducting estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2020 would have been $5.9 million, or $0.44 per share. This represents an immediate increase in pro forma net tangible book value of $0.79 per share to our existing stockholders and an immediate dilution of $2.56 per share to our new investors purchasing shares of common stock in this offering.

The following table illustrates the dilution:

Assumed public offering price per share		$3.00
Pro forma net tangible book value attributable to common stock as of December 31, 2020	$(0.35)
Increase per share of common stock attributable to new investors	$0.79
Pro forma as adjusted net tangible book value attributable to common stock per share after this offering		$0.44
Dilution per share of common stock to new investors		$2.56

The dilution information set forth in the table above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

The above table is based on 10,288,956 shares of common stock outstanding before the offering, determined based on 2,171,316 shares of common stock outstanding as of December 31, 2020 and 8,117,640 shares of common stock sold in our public offering on January 19, 2021 (assuming the conversion of Series C Convertible Preferred Stock sold in such offering to common stock), and excludes as of December 31, 2020:

●	986,399 shares of common stock issuable upon the exercise of stock options outstanding at a weighted-average exercise price of $19.10 per share;

●	1,728,725 shares of common stock issuable upon the exercise of warrants to purchase common stock at a weighted-average exercise price of $15.19 per share;

●

234 shares of common stock issuable upon vesting of deferred restricted stock awards under our 2013 Stock Option and Incentive Plan;

690,000 shares of common stock issuable upon vesting of deferred restricted stock units under our 2013 Stock Option and Incentive Plan;

●	466,200 shares of common stock reserved for future issuance under the Viveve Medical, Inc. Amended and Restated 2013 Stock Option and Incentive Plan; and

●	35,819 shares of common stock issuable upon conversion of our Series B Preferred Stock.

Additionally, the above table excludes:

● 8,117,640 shares of common stock issuable upon the exercise of warrants to purchase common stock at a weighted-average exercise price of $3.40 per share in connection with our public offering on January 19, 2021; and

● 690,000 shares of common stock issuable upon the vesting of deferred restricted stock units issues after December 31, 2020.

To the extent that stock options are exercised or new stock options are issued under our equity incentive plans, there will be further dilution to investors purchasing common stock in this offering. In addition, we need to raise additional capital because of market conditions and strategic considerations. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

Also, to the extent that we issue any common stock to vendors, lenders, litigants or potential litigants, the issuance of such securities could result in significant dilution to our stockholders.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2020 on:

●

an pro forma basis taking into account the $35.8 million attributable to the outstanding Series B convertible preferred stock as of December 31, 2020 and the approximately $25.2 million attributable to our public offering on January 19, 2021; and

●

on a pro forma basis to give effect to our sale of 3,219,583 shares of common stock in this offering and our receipt of the net proceeds therefrom at an assumed public offering price of $3.00 per share, representing the closing price of our common stock on March 30, 2021, after deducting estimated offering expenses payable by us.

The pro forma information set forth in the table below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

	As of December 31, 2020
	Pro Forma	Pro Forma (after this offering)
	(in thousands)
Cash, cash equivalents and restricted cash	$31,746	41,276
Long term debt obligations	$4,943	4,943
Stockholders’ equity:
Preferred Stock, par value $0.0001; 10,000,000 shares authorized; Series B Preferred Stock, par value $0.0001; 100,000 shares authorized; 35,819 shares issued and outstanding, pro forma and pro forma as adjusted; Series C Preferred Stock, par value $0.0001; 100,000 shares authorized; 0 shares issued and outstanding, pro forma; no shares issued and outstanding, pro forma as adjusted	-	-
Common Stock, par value $0.0001; 75,000,000 shares authorized; 10,288,956 shares issued and outstanding, pro forma; 13,508,539 shares issued and outstanding, pro forma as adjusted	1	1
Additional paid-in capital	252,022	261,552
Accumulated deficit	(219,826)	(219,826)
Total stockholders’ equity	$32,197	41,727

The number of shares to be outstanding immediately after giving effect to this offering as shown above is based on 10,288,956 shares of common stock outstanding before the offering, determined based on 2,171,316 shares of common stock outstanding as of December 31, 2020 and 8,117,640 shares of common stock sold in our public offering on January 19, 2021 (assuming the conversion of Series C Convertible Preferred Stock sold in such offering to common stock), and excludes as of that date:

●	986,399 shares of common stock issuable upon the exercise of stock options outstanding at a weighted-average exercise price of $19.10 per share;

●	1,728,725 shares of common stock issuable upon the exercise of warrants to purchase common stock at a weighted-average exercise price of $15.19 per share;

●	234 shares of common stock issuable upon vesting of deferred restricted stock awards under our 2013 Stock Option and Incentive Plan;

●	466,200 shares of common stock reserved for future issuance under the Viveve Medical, Inc. Amended and Restated 2013 Stock Option and Incentive Plan; and

●	35,819 shares of common stock issuable upon conversion of our Series B Preferred Stock.

Additionally, the above table excludes:

● 8,117,640 shares of common stock issuable upon the exercise of warrants to purchase common stock at a weighted-average exercise price of $3.40 per share in connection with our public offering on January 19, 2021; and

● 690,000 shares of common stock issuable upon the vesting of deferred restricted stock units issues after December 31, 2020.

DESCRIPTION OF SECURITIES

The following description of securities, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock we may offer under this prospectus. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our amended and restated certificate of incorporation, or our charter, and amended and restated by-laws, or our by-laws, which are exhibits to the registration statement of which this prospectus forms a part, and by applicable law. The terms of our common stock and preferred stock may also be affected by Delaware law.

Authorized Capital Stock

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. Of our 10,000,000 shares of preferred stock, 100,000 shares are designated Series B Preferred Stock and 100,000 are designated Series C Preferred Stock.

As of March 15, 2021, 10,341,716 shares of our common stock were outstanding, 35,819 shares of our Series B Preferred Stock were outstanding, and no shares of our Series C Preferred Stock were outstanding. Our common stock was held by 117 stockholders of record as of such date.

Common Stock

The holders of common stock are entitled to one vote per share. Our amended and restated certificate of incorporation and amendments thereto and forms of certificates of designation of our Series B preferred stock and our Series C preferred stock (collectively, the “Charter”) does not expressly prohibit cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which are presently issued and outstanding as described below or may be designated solely by action of the board of directors and issued in the future.

Our common stock is listed on The Nasdaq Capital Market under the symbol “VIVE.” The transfer agent and registrar for our common stock is VStock Transfer, LLC.

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time-to-time shares of preferred stock in one or more series. The directors may from time to time by resolution passed before the issue of any preferred stock of any particular series, fix the number of shares of preferred stock of any particular series, determine the designation of the shares of preferred stock of that series and create, define and attach special rights and restrictions to the shares of preferred stock of that series including, but without in any way limiting or restricting the generality of the foregoing: the rate or amount of dividends, whether cumulative, non-cumulative or partially cumulative; the dates, places and currencies of payment thereof; the consideration for, and the terms and conditions of, any purchase for cancellation or redemption thereof, including redemption after a fixed term or at a premium; conversion or exchange rights or rights of retraction (provided that any such conversion or exchange rights or rights of retraction shall be in accordance with the provisions existing at the time of creation of such series relating to conversion, exchange, or retraction as prescribed by the policies of any stock exchange on which our shares are then listed); the terms and conditions of any share purchase plan or sinking fund; and voting rights and restrictions.

Holders of preferred stock will be entitled, on the distribution of our assets or in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or on any other distribution of our assets among our stockholders for the purpose of winding-up our affairs, to receive before any distribution to be made to holders of common stock or any other shares of stock ranking junior to the preferred stock with respect to repayment of capital, but after any distributions shall be made on any Series B preferred stock or any of our existing or future indebtedness, the amount due to the holders of preferred stock in accordance with our Charter with respect to each share of preferred stock held by them, together with all accrued and unpaid cumulative dividends on Series B preferred stock and any preferential dividends on any other series of preferred stock, and all declared and unpaid non-cumulative dividends (if any and if preferential) on any series of preferred stock.

Except for voting rights that may be attached to any series of the preferred stock by the directors, holders of preferred stock will not be entitled to vote at any meeting of our stockholders. Holders of Series B preferred stock and Series C preferred stock and do not have any rights with respect to such shares prior to conversion of such shares to common stock. Holders of preferred stock will be given notice of and be invited to attend meetings of our voting stockholders.

It is not possible to state the actual effect of the issuance of any other preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

●	impairing dividend rights of our common stock;
●	diluting the voting power of our common stock;
●	impairing the liquidation rights of our common stock; and
●	delaying or preventing a change of control without further action by our stockholders.

Below is a description of the terms of the Series B convertible preferred stock and the Series C convertible preferred stock.

Series B Convertible Preferred Stock

General. The preferences and rights of the Series B convertible preferred stock are as set forth in a Certificate of Designation of Series B convertible preferred stock, or the Series B Certificate of Designation, included as Exhibit 3.6 to the registration statement of which this Prospectus forms a part. The following is a summary of the material terms of our Series B convertible preferred stock and is qualified in its entirety by the Series B Certificate of Designation. Please refer to the Series B Certificate of Designation for more information on the preferences, rights and limitations of Series B convertible preferred stock. The Series B convertible preferred stock is owned solely by CRG.

Liquidation. Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series B convertible preferred stock will be entitled to receive distributions out of our assets, whether capital or surplus, of the greater of (i) an amount equal to $1,000 per share plus accrued and unpaid dividends thereon or (ii) such amount as would be payable if the Series B convertible preferred stock had been converted to common stock. Amounts payable to the Series B convertible preferred stock upon any dissolution, liquidation or winding up are payable prior and in preference to the payment of any amounts to the holders of Series B convertible preferred stock or common stock.

Dividends. Holders of the Series B convertible preferred stock are entitled to receive accruing dividends of 12.5% per annum, which dividends are cumulative and quarterly compounded. The holders of Series B convertible preferred stock will be entitled to receive an amount equal (on an “as converted to common stock” basis) to and in the same form as dividends actually paid on shares of our common stock when, as and if such dividends are paid on shares of our common stock. We have an option to pay the Series B convertible preferred stock’s accruing dividend in additional shares of Series B convertible preferred stock.

Conversion.  Subject to the limitation described below, each share of Series B convertible preferred stock is convertible, at any time and from time to time at the option of the holder thereof, into that number of shares of common stock determined by dividing $1,000 by the conversion price of $15.30 (subject to adjustment as described below). This right to convert is limited by the beneficial ownership limitation described below. Series B convertible preferred stock is not convertible until we file a Charter amendment to authorize 125 million shares of common stock under our Charter, following approval from our board of directors and stockholders. We are obligated to CRG to seek such Charter amendment to make the Series B convertible preferred stock convertible. We effected a reverse stock split of our common stock on December 1, 2020 in lieu of such authorized common stock increase and thereafter filed a certificate of amendment to the certificate of designation of Series B convertible preferred stock to make such stock convertible to satisfy our obligation to CRG.

Lockup. The Series B convertible preferred stock and any of our common stock issued upon the conversion thereof is subject to lock-up terms with us until November 22, 2020. This means that, during the lock-up period, CRG may not offer for sale, contract to sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, such securities. CRG also agreed, in an agreement with the underwriters for our public offering in November 2019, to similar lock-up restrictions on the resale or transfer of such securities until November 22, 2020.

Forced Conversion. Beginning on November 26, 2020, if the Company’s average market capitalization is at least $150,000,000 both (i) on a given date, based on the closing price and number of shares outstanding and (ii) for the prior quarter, based on the volume-weighted average closing price during such quarter and number of shares outstanding on the last day of such quarter, the Series B convertible preferred stock is subject to mandatory conversion (subject to the beneficial ownership limitation below).

Beneficial Ownership Limitation. A holder shall have no right to convert any portion of Series B convertible preferred stock, to the extent that, after giving effect to such conversion, such holder, together with such holder’s affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of 4.99% (or, upon election by a holder any higher or lower percentage) of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon such conversion. A holder of Series B convertible preferred stock may adjust the percentage of the beneficial ownership upon not less than 61 days prior notice. Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Holders of Series B convertible preferred stock who are subject to such beneficial ownership limitation are and will remain responsible for ensuring their own compliance with Regulation 13D-G promulgated under the Securities Exchange Act of 1934, as amended, consistent with their individual facts and circumstances. In addition, pursuant to Rule 13d-3(d)(1)(i) promulgated under the Securities Exchange Act of 1934, as amended, any person who acquires Series B convertible preferred stock with the purpose or effect of changing or influencing the control of our company, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying common stock.

Optional Redemption. Subject to the terms of the certificate of designation, the Company holds an option to redeem some or all the Series B convertible preferred stock for the amount per share otherwise payable upon a liquidation, dissolution or winding up of the Company, upon 30 days prior written notice to the holder of the Series B convertible preferred stock.

Stock Dividends and Stock Splits. If we pay a stock dividend or otherwise make a distribution payable in shares of common stock on shares of common stock or any other common stock equivalents, subdivide or combine outstanding common stock, or reclassify common stock, the conversion price will be adjusted by multiplying the then effective conversion price by a fraction, the numerator of which shall be the number of shares of common stock (including shares issuable upon conversion of the Series B convertible preferred stock) outstanding immediately before such event, and the denominator of which shall be the number of shares outstanding immediately after such event (assuming conversion of the Series B convertible preferred stock).

Fundamental Transaction. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock is converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the Series B convertible preferred stock will be entitled to receive upon conversion of the Series B convertible preferred stock the same kind and amount of securities, cash or property which the holders would have received had they converted the Series B convertible preferred stock immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the Series B convertible preferred stock.

Voting Rights, etc. Except as otherwise provided in the Series B Certificate of Designation or required by law, the Series B convertible preferred stock has no voting rights. However, as long as any shares of Series B convertible preferred stock are outstanding, we may not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series B convertible preferred stock, (i) liquidate, dissolve, or wind up the Company; (ii) alter or amend the certificate of incorporation, Series B Certificate of Designation or bylaws of the Company in a manner adverse to the Series B convertible preferred stock; (iii) create or amend the terms of any securities so as to create, securities pari passu or senior to the Series B convertible preferred stock; (iv) purchase, redeem or make any dividend upon shares of capital stock other than certain limited exceptions; or (v) issue any additional Series B convertible preferred stock.

Fractional Shares. No fractional shares of common stock will be issued upon conversion of Series B convertible preferred stock. Rather, we shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the fair market value of a share of common stock.

The Series B convertible preferred stock was issued in book-entry form with VStock Transfer, LLC as preferred stock agent, and is represented by one or more book-entry certificates deposited with The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. There is no established public trading market for the Series B convertible preferred stock and we do not expect a market to develop. We have not listed and do not plan on applying to list the Series B convertible preferred stock on The Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

The transfer agent for our Series B convertible preferred stock is VStock Transfer, LLC.

Series C Convertible Preferred Stock

General. The preferences and rights of the Series C convertible preferred stock are as set forth in a Certificate of Designation of Series C convertible preferred stock, or the Series C Certificate of Designation, included as Exhibit 3.8 to the registration statement of which this prospectus forms a part. The following is a summary of the material terms of our Series C convertible preferred stock and is qualified in its entirety by the Series C Certificate of Designation. Please refer to the Series C Certificate of Designation for more information on the preferences, rights and limitations of Series C convertible preferred stock. There are no shares of Series C convertible preferred stock outstanding as of March 15, 2021.

Conversion. Each share of Series C convertible preferred stock is convertible at any time at the holder’s option into one share of common stock, which conversion ratio is subject to adjustment for stock splits, stock dividends, distributions, subdivisions and combinations. Notwithstanding the foregoing, the Series C Certificate of Designation will further provide that we shall not effect any conversion of the Series C convertible preferred stock, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of Series C convertible preferred stock (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of Common Stock in excess of 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise (the “Series C Preferred Stock Beneficial Ownership Limitation”).

Liquidation Preference. In the event of a liquidation, the holders of Series C convertible preferred stock are entitled to participate on an as-converted-to-common-stock basis with holders of the common stock in any distribution of assets of the Company to the holders of the common stock.

Voting Rights. With certain exceptions, as described in the Series C Certificate of Designation, the Series C convertible preferred stock have no voting rights. However, as long as any shares of Series C convertible preferred stock remain outstanding, the Series C Certificate of Designation provides that we shall not, without the affirmative vote of holders of a majority of the then-outstanding shares of Series C convertible preferred stock: (a) alter or change adversely the powers, preferences or rights given to the Series C convertible preferred stock or alter or amend the Series C Certificate of Designation, (b) increase the number of authorized shares of Series C convertible preferred stock or (c) effect a stock split or reverse stock split of the Series C convertible preferred stock or any like event.

Dividends. The Series C Certificate of Designation provides, among other things, that we shall not pay any dividends on shares of common stock (other than dividends in the form of common stock) unless and until such time as we pay dividends on each share of Series C convertible preferred stock on an as-converted basis. Other than as set forth in the previous sentence, the Series C Certificate of Designation provides that no other dividends shall be paid on shares of Series C convertible preferred stock and that we shall pay no dividends (other than dividends in the form of common stock) on shares of common stock unless we simultaneously comply with the previous sentence.

Repurchase Restrictions. The Series C Certificate of Designation does not provide for any restriction on the repurchase of Series Cconvertible preferred stock by us while there is any arrearage in the payment of dividends on the Series C convertible preferred stock. There is no sinking fund provision applicable to the Series C convertible preferred stock.

Redemption. We are not obligated to redeem or repurchase any shares of Series C convertible preferred stock. Shares of Series C convertible preferred stock are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

Exchange Listing. We do not intend to apply for listing of the Series C convertible preferred stock on any securities exchange or other trading system.

Forum Selection and Waiver of Trial by Jury. The Series C Certificate of Designation sets the state and federal courts sitting in the City of Wilmington (the “Delaware Courts”) or the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”) as the non-exclusive forum for any legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by the Series C Certificate of Designation (the “DE and NY Forum Provision”); provided, however, that this DE and NY Forum Provision does not apply to any actions arising under the Securities Act or the Exchange Act. The DE and NY Forum Provision may impose additional litigation costs on stockholders in pursuing such claims, particularly if the stockholders do not reside in or near the States of Delaware or New York. Additionally, the DE and NY Forum Provision may limit our stockholders' ability to bring a claim in a judicial forum that they find favorable for disputes arising under the Series C Certificate of Designation, which may discourage the filing of such lawsuits. The purchasers of Series C convertible preferred stock also waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Series C Certificate of Designation; provided, however, that this waiver does not apply to any actions arising under the Securities Act or the Exchange Act. The waiver of a trial by jury may disadvantage a purchaser of the Series C convertible preferred stock to the extent a judge might be less likely than a jury to resolve an action in the purchaser’s favor. Further, if a court were to find this DE and NY Forum Provision or the waiver of jury trial inapplicable to, or unenforceable in respect of, an action or proceeding against us, then we may incur additional costs associated with resolving these matters, which could adversely affect our business and financial condition.

Warrants

Below is a description of our warrants to purchase shares of common stock.

CRG Warrants

General. As of March 15, 2021, we had Common Stock Purchase Warrants issued to affiliates of CRG LP, or CRG Warrants, outstanding and exercisable for 989,379 shares of common stock. The material terms and provisions of the CRG Warrants are summarized below. This summary of some provisions of the CRG Warrants is not complete. For the complete terms of the CRG Warrants, you should refer to the Form of CRG Common Stock Purchase Warrant, a copy of which is filed as Exhibit 4.15 to the registration statement of which this prospectus forms a part.

Exercise of CRG Warrants. Each CRG Warrant is exercisable to purchase one share of our common stock, with an exercise price equal to $18.36 per share The CRG Warrants are represented in a certificated form held by the holder thereof. The holder of a CRG Warrant is not deemed a holder of our underlying common stock until such warrant is exercised.

Subject to certain limitations as described below, the CRG Warrants are immediately exercisable upon issuance and expire on the five (5) year anniversary of the issuance date. Subject to limited exceptions, a holder of CRG Warrants will not have the right to exercise any portion of its warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of common stock in excess of 4.99% of the shares of our common stock then outstanding after giving effect to such exercise. CRG Warrants are not exercisable until we file a Charter amendment to authorize 125 million shares of common stock under our Charter, following approval from our board of directors and stockholders. We expect to enter into an amendment to the CRG Warrants to remove the requirement to file such a Charter amendment.

The exercise price and the number of shares issuable upon exercise of the CRG Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. The warrant holders must pay the exercise price in cash upon exercise of the CRG Warrants, unless such warrant holders are utilizing the cashless exercise provision of the warrants.

Upon the holder’s exercise of a CRG Warrant, we will issue the shares of common stock issuable upon exercise of the CRG Warrant within two trading days following our receipt of a notice of exercise, provided that payment of the exercise price has been made (unless exercised to the extent permitted via the “cashless” exercise provision). Prior to the exercise of any CRG Warrants to purchase common stock, holders of such warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote, except as set forth therein.

Warrant holders may exercise the CRG Warrants only if the issuance of the shares of common stock upon exercise of such warrants is covered by an effective registration statement, or an exemption from registration is available under the Securities Act and the securities laws of the state in which the holder resides. We intend to use commercially reasonable efforts to have the registration statement, of which this prospectus forms a part, effective when the CRG Warrants are exercised. The warrant holders must pay the exercise price in cash upon exercise of the CRG Warrants unless, after six month of the date of their issuance, there is not an effective registration statement or, if required, there is not an effective state law registration or exemption covering the issuance of the shares underlying the CRG Warrants (in which case, such warrants may only be exercised via a “cashless” exercise provision).

Lockup. The CRG Warrants and any of our common stock issued upon the exercise of the CRG Warrants are subject to lock-up terms with us until November 22, 2020. This means that, during the lock-up period, CRG may not offer for sale, contract to sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, such securities. CRG also agreed, in an agreement with the underwriters for our public offering in November 2019, to similar lock-up restrictions on the resale or transfer of such securities until November 22, 2020.

Fundamental Transaction. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the CRG Warrants will be entitled to receive upon exercise of such warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised their warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the CRG Warrants. Additionally, as more fully described in the CRG Warrants, in the event of certain fundamental transactions, the holders of the CRG Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of such warrants on the date of consummation of such transaction.

Exchange Listing. We do not intend to apply for listing of the CRG Warrants on any securities exchange or other trading system.

Forum Selection. The CRG Warrants set the state and federal courts sitting in the City of New York, Borough of Manhattan as the exclusive forum for any legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by the CRG Warrants, or the New York Forum Provision; provided, however, that this New York Forum Provision does not apply to any actions arising under the Securities Act or the Exchange Act. The New York Forum Provision may impose additional litigation costs on stockholders in pursuing such claims, particularly if the stockholders do not reside in or near the State of New York. Additionally, the New York Forum Provision may limit our stockholders' ability to bring a claim in a judicial forum that they find favorable for disputes arising under the CRG Warrants, which may discourage the filing of such lawsuits.

2019 Warrants

General. As of March 15, 2021, we had 285,632 Series B Common Stock Purchase Warrants, or the 2019 Warrants, outstanding and exercisable for shares of common stock. The material terms and provisions of the 2019 Warrants are summarized below. This summary of some provisions of the 2019 Warrants is not complete. For the complete terms of the 2019 Warrants, you should refer to the Form of Series A/B Common Stock Purchase Warrant, a copy of which is filed as Exhibit 4.13 to the registration statement of which this prospectus forms a part. The 2019 Warrants were issued in book-entry form and are represented only by one or more global warrants deposited with VStock Transfer LLC, the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Exercise of the 2019 Warrants. Each 2019 Warrant is exercisable to purchase one share of our common stock, with an initial exercise price equal to $15.50 per share upon issuance thereof, which was reduced to $6.10 per share on April 15, 2020. The 2019 Warrants are governed by the terms of a global warrant held in book-entry form. The holder of a 2019 Warrant is not deemed a holder of our underlying common stock until such warrant is exercised.

Subject to certain limitations as described below the 2019 Warrants are immediately exercisable upon issuance and expire on the five (5) year anniversary of the issuance date. Subject to limited exceptions, a holder of the 2019 Warrants does not have the right to exercise any portion of its warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of common stock in excess of 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise.

The exercise price and the number of shares issuable upon exercise of the 2019 Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. The exercise price of the 2019 Warrants is also subject to appropriate adjustment in the event of subsequent equity sales of common stock or securities convertible into common stock for an exercise price per share less than the exercise price per share of the 2019 Warrants then in effect. The warrant holders must pay the exercise price in cash upon exercise of the 2019 Warrants, unless such warrant holders are utilizing the cashless exercise provision of the warrants.

Upon the holder’s exercise of a 2019 Warrant, we will issue the shares of common stock issuable upon exercise of the 2019 Warrant within two trading days following our receipt of a notice of exercise, provided that payment of the exercise price has been made (unless exercised to the extent permitted via the “cashless” exercise provision). Prior to the exercise of any 2019 Warrants to purchase common stock, holders of such warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote, except as set forth therein.

Warrant holders may exercise the 2019 Warrants only if the issuance of the shares of common stock upon exercise of the 2019 Warrants is covered by an effective registration statement, or an exemption from registration is available under the Securities Act and the securities laws of the state in which the holder resides. The 2019 Warrants are presently covered by an effective registration statement and we intend to use commercially reasonable efforts to have such registration statement effective when the 2019 Warrants are exercised. The warrant holders must pay the exercise price in cash upon exercise of the 2019 Warrants unless there is not an effective registration statement or, if required, there is not an effective state law registration or exemption covering the issuance of the shares underlying the 2019 Warrants (in which case, such warrants may only be exercised via a “cashless” exercise provision).

Fundamental Transaction. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the 2019 Warrants will be entitled to receive upon exercise of such warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised their warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the 2019 Warrants. Additionally, as more fully described in the 2019 Warrants, in the event of certain fundamental transactions, the holders of the 2019 Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of such warrants on the date of consummation of such transaction.

Exchange Listing. We do not intend to apply for listing of the 2019 Warrants on any securities exchange or other trading system.

Forum Selection. The 2019 Warrant contains the New York Forum Provision; provided, however, that this New York Forum Provision does not apply to any actions arising under the Securities Act or the Exchange Act. The New York Forum Provision may impose additional litigation costs on stockholders in pursuing such claims, particularly if the stockholders do not reside in or near the State of New York. Additionally, the New York Forum Provision may limit our stockholders' ability to bring a claim in a judicial forum that they find favorable for disputes arising under the 2019 Warrant, which may discourage the filing of such lawsuits.

2020 Warrants

General. As of March 15, 2021, we had 392,830 Series A-2 Common Stock Purchase Warrants and 20,830 Series B-2 Common Stock Purchase Warrants, or collectively the 2020 Warrants, outstanding and exercisable for shares of common stock. The material terms and provisions of the 2020 Warrants are summarized below. This summary of some provisions of the 2020 Warrants is not complete. For the complete terms of the 2020 Warrants, you should refer to the Form of Series A-2/B-2 Common Stock Purchase Warrant, a copy of which is filed as Exhibit 4.14 to the registration statement of which this prospectus forms a part.

Exercise of 2020 Warrants. Each 2020 Warrant is exercisable for one share of our common stock, with an exercise price equal to $6.371 per share. The 2020 Warrants are represented in a certificated form held by the holder thereof. The holder of a 2020 Warrant is not deemed a holder of our underlying common stock until such warrant is exercised.

Subject to certain limitations as described below the 2020 Warrants are immediately exercisable upon issuance and expire on the five (5) year anniversary of the issuance date. Subject to limited exceptions, a holder of 2020 Warrants will not have the right to exercise any portion of its warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of common stock in excess of 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise.

The exercise price and the number of shares issuable upon exercise of the 2020 Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. Subject to stockholder approval for purposes of Nasdaq Listing Rule 5635(d), the exercise price of the 2020 Warrants is subject to appropriate adjustment in the event of subsequent equity sales of common stock or securities convertible into common stock for an exercise price per share less than the exercise price per share of the 2020 Warrants then in effect. The warrant holders must pay the exercise price in cash upon exercise of the 2020 Warrants, unless such warrant holders are utilizing the cashless exercise provision of the warrants.

Upon the holder’s exercise of a 2020 Warrant, we will issue the shares of common stock issuable upon exercise of the 2020 Warrant within two trading days following our receipt of a notice of exercise, provided that payment of the exercise price has been made (unless exercised to the extent permitted via the “cashless” exercise provision). Prior to the exercise of any 2020 Warrants to purchase common stock, holders of such warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote, except as set forth therein.

Warrant holders may exercise the 2020 Warrants only if the issuance of the shares of common stock upon exercise of such warrants is covered by an effective registration statement, or an exemption from registration is available under the Securities Act and the securities laws of the state in which the holder resides. We intend to use commercially reasonable efforts to have the registration statement, of which this prospectus forms a part, effective when the 2020 Warrants are exercised. The warrant holders must pay the exercise price in cash upon exercise of the 2020 Warrants unless, after six month of the date of their issuance, there is not an effective registration statement or, if required, there is not an effective state law registration or exemption covering the issuance of the shares underlying the 2020 Warrants (in which case, such warrants may only be exercised via a “cashless” exercise provision).

Fundamental Transaction. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the 2020 Warrants will be entitled to receive upon exercise of such warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised their warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the 2020 Warrants. Additionally, as more fully described in the 2020 Warrants, in the event of certain fundamental transactions, the holders of the 2020 Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of such warrants on the date of consummation of such transaction.

Exchange Listing. We do not intend to apply for listing of the 2020 Warrants on any securities exchange or other trading system.

Forum Selection. The 2020 Warrants contains the New York Forum Provision; provided, however, that this New York Forum Provision does not apply to any actions arising under the Securities Act or the Exchange Act. The New York Forum Provision may impose additional litigation costs on stockholders in pursuing such claims, particularly if the stockholders do not reside in or near the State of New York. Additionally, the New York Forum Provision may limit our stockholders' ability to bring a claim in a judicial forum that they find favorable for disputes arising under the 2020 Warrants, which may discourage the filing of such lawsuits.

2021 Warrants

General. As of March 15, 2021, we had 8,104,880 Common Stock Purchase Warrants, or the 2021 Warrants, outstanding and exercisable for shares of common stock. The material terms and provisions of the 2021 Warrants are summarized below. This summary of some provisions of the 2021 Warrants is not complete. For the complete terms of the 2021 Warrants, you should refer to the form of warrant to be filed as an exhibit to the registration statement of which this prospectus is a part. Pursuant to a warrant agent agreement between us and VStock Transfer, as warrant agent, the 2021 Warrants will be issued in book-entry form and shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Exercise of warrants. Each 2021 Warrant is exercisable for one share of common stock at $3.40 per share, at any time for up to five (5) years from the date of issuance. The holder of a 2021 Warrant will not be deemed a holder of our underlying common stock until such warrant is exercised.

Subject to certain limitations as described below, the 2021 Warrants are immediately exercisable upon issuance and expire on the five (5) year anniversary of the issuance date. Subject to limited exceptions, a holder of 2021 Warrants will not have the right to exercise any portion of its warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of common stock in excess of 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise.

The exercise price and the number of shares issuable upon exercise of the 2021 Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. The 2021 Warrant holders must pay the exercise price in cash upon exercise of the warrants, unless such warrant holders are utilizing the cashless exercise provision of the warrants.

Upon the holder’s exercise of a 2021 Warrant, we will issue the shares of common stock issuable upon exercise of the 2021 Warrants within two trading days following our receipt of a notice of exercise, provided that payment of the exercise price has been made (unless exercised to the extent permitted via the “cashless” exercise provision). Prior to the exercise of any 2021 Warrants to purchase common stock, holders of such warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote, except as set forth therein.

Warrant holders may exercise the 2021 Warrants only if the issuance of the shares of common stock upon exercise of such warrants is covered by an effective registration statement, or an exemption from registration is available under the Securities Act and the securities laws of the state in which the holder resides. We intend to use commercially reasonable efforts to have the registration statement, of which this prospectus forms a part, effective when the 2021 Warrants are exercised. The warrant holders must pay the exercise price in cash upon exercise of the 2021 Warrants unless there is not an effective registration statement or, if required, there is not an effective state law registration or exemption covering the issuance of the shares underlying the 2021 Warrants (in which case, such warrants may only be exercised via a “cashless” exercise provision).

Fundamental Transaction. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the 2021 Warrants will be entitled to receive upon exercise of such warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised their 2021 Warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the 2021 Warrants. Additionally, as more fully described in the 2021 Warrants, in the event of certain fundamental transactions, the holders of such warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the 2021 Warrants on the date of consummation of such transaction.

Exchange Listing. We do not intend to apply for listing of the 2021 Warrants on any securities exchange or other trading system.

Forum Selection. The 2021 Warrant sets the state and federal courts sitting in the City of New York, Borough of Manhattan as the exclusive forum for any legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by the 2021 Warrant (the “New York Forum Provision”); provided, however, that this New York Forum Provision does not apply to any actions arising under the Securities Act or the Exchange Act. The New York Forum Provision may impose additional litigation costs on stockholders in pursuing such claims, particularly if the stockholders do not reside in or near the State of New York. Additionally, the New York Forum Provision may limit our stockholders' ability to bring a claim in a judicial forum that they find favorable for disputes arising under the 2021 Warrant, which may discourage the filing of such lawsuits.

Other Outstanding Warrants

As of March 15, 2021, we have warrants issued and outstanding other than those disclosed above for the purchase of up to 504 shares of our common stock, at exercise prices ranging from $2,720.00 to $9,500.00 per share.

CRG Registration Rights

In November 2019, we entered into a Registration Rights Agreement with CRG pursuant to which we agreed to, upon request of the majority holders of the registrable securities (consisting of common stock issued or issuable upon the conversion of Series B convertible preferred stock, and common stock issued or issuable upon the exercise of the CRG Warrants), effect the registration of all shares of the registrable securities. Additionally, the Registration Rights Agreement provides that the holders of registrable securities will be entitled to have their stock included on any Company initiated registration statements, subject to limitations including a reduction in the number of shares included in registration statements based on the discretion of any underwriters. The Company will bear the costs of any registration statement effected pursuant to the Registration Rights Agreement and will provide customary indemnification and reimburse legal fees to participating purchasers. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is filed as Exhibit 10.19 to the registration statement of which this prospectus forms a part.

2020 Warrants Registration Rights

Pursuant to the terms of the inducement offer letters for the 2020 Warrants, the Company was obligated to register the shares issuable upon the exercise of such warrants and the Company has filed a registration statement on Form S-1 on June 18, 2020 for such registration.

Delaware as the Exclusive Jurisdiction for State Law Claims

Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any state law claim for: (1) any derivative action or proceeding brought on the Company's behalf; (2) any action asserting a claim of, or a claim based on, breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders; (3) any action asserting a claim against us or our directors, officers, employees or stockholders arising pursuant to any provision of the Delaware General Corporation Law or our Charter and our amended and restated bylaws (“Bylaws”); or (4) any action asserting a claim governed by the internal affairs doctrine (the “Delaware Forum Provision”); provided, however, that this Delaware Forum Provision does not apply to any actions arising under the Securities Act or the Exchange Act.  The Delaware Forum Provision may impose additional litigation costs on stockholders in pursuing such claims, particularly if the stockholders do not reside in or near the State of Delaware. Additionally, the Delaware Forum Provision may limit our stockholders' ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage the filing of such lawsuits.  The Court of Chancery of the State of Delaware may also reach different judgment or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.

Antitakeover Effects of Delaware Law and Provisions of our Charter and Bylaws

Certain provisions of the Delaware General Corporation Law and of our Charter and Bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of us unless such takeover or change of control is approved by the board of directors. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions are also designed in part to encourage anyone seeking to acquire control of us to first negotiate with our board of directors. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests. However, we believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of our common stock, because, among other reasons, the negotiation of such proposals could improve their terms.

Delaware Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
●

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

●

at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;
●	any sale, transfer, lease, pledge, exchange, mortgage or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
●

subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Provisions of our Charter and Bylaws

Our Charter and Bylaws include a number of provisions that may have the effect of delaying, deferring or discouraging another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board composition and filling vacancies. In accordance with our Charter, our board is divided into three classes serving staggered three-year terms, with one class being elected each year. Our Charter also provides that directors may be removed only for cause and then only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum.

No written consent of stockholders. Our Charter provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our Bylaws or removal of directors by our stockholder without holding a meeting of stockholders.

Meetings of stockholders. Our Bylaws provide that only a majority of the members of our board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our Bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance notice requirements. Our Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in our Bylaws.

Amendment to Charter and Bylaws. As required by the Delaware General Corporation Law, any amendment of our Charter must first be approved by a majority of our board of directors, and if required by law or our Charter, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, directors, limitation of liability and the amendment of our Charter must be approved by not less than 75% of the outstanding shares entitled to vote on the amendment, and not less than 75% of the outstanding shares of each class entitled to vote thereon as a class. Our Bylaws may be amended by the affirmative vote of a majority vote of the directors then in office, subject to any limitations set forth in the Bylaws; and may also be amended by the affirmative vote of at least 75% of the outstanding shares entitled to vote on the amendment, or, if the board of directors recommends that the stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class.

Undesignated preferred stock. Our Charter provides for authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our Charter grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Outstanding Options and Awards

Stock Options

The Company has issued equity awards in the form of stock options and deferred restricted stock awards from two employee benefit plans. The plans include the Viveve Amended and Restated 2006 Stock Plan, or the 2006 Plan, and the Company’s Amended and Restated 2013 Stock Option and Incentive Plan, or the 2013 Plan.

As of December 31, 2020, there were outstanding stock option awards issued from the 2006 Plan covering a total of 12 shares of the Company’s common stock and no shares are available for future awards. The weighted average exercise price of the outstanding stock options is $9,920.00 per share and the weighted average remaining contractual term is 2.1 years.

As of December 31, 2020, there are outstanding stock option awards issued from the 2013 Plan covering a total of 986,387 shares of the Company’s common stock and there remain reserved for future awards 466,200 shares of the Company’s common stock. The weighted average exercise price of the outstanding stock options is $18.98 per share, and the remaining contractual term is 8.9 years.

In January 2020, the board of directors approved the 2020 evergreen provision increasing the total stock reserved for issuance under the 2013 Plan by 263,993 shares from 1,187,253 shares to a total of 1,451,246 shares, which was effective January 1, 2020.

Effective January 1, 2021, the total common stock reserved for issuance under the 2013 Plan was increased by 307,705 shares from 1,451,246 shares to a total of 1,758,951 shares under the evergreen provision of the 2013 Plan.

Restricted Stock Awards (‘RSA”)

As of March 15, 2021, there were 232 shares of unvested deferred restricted stock awards outstanding that have been granted pursuant to RSAs.

Restricted Stock Units (‘RSU”)

As of March 15, 2021, there were 687,000 shares of unvested deferred restricted stock awards outstanding that have been granted pursuant to RSUs.

2017 Employee Stock Purchase Plan

As of March 15, 2021, the remaining shares available for issuance under our 2017 Employee Stock Purchase Plan were 22 shares. In September 2020, the board of directors approved the suspension of the Company’s 2017 ESPP following the twelfth offering period and the ESPP purchase on September 30, 2020.

Quotation on the Nasdaq Capital Market

Our common stock is being traded is The Nasdaq Capital Market under the symbol “VIVE.”

Transfer Agent

The transfer agent of our common stock is VStock Transfer, LLC. Their address is 18 Lafayette Place, Woodmere, NY 11598.

Indemnification of Directors and Officers

Indemnification Provisions included in our Delaware Certificate of Incorporation and Bylaws

Following our change of domicile to Delaware, we were governed by a certificate of incorporation and bylaws (the “DGCL bylaws”) prepared under the Delaware General Corporation Law (the “DGCL”) and approved by our stockholders at the Annual and Special Meeting of Stockholders held on July 22, 2015.

Article X of the certificate of incorporation provides that a director shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article X also provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of Article X by our stockholders will not adversely affect any right or protection of a director existing at the time of such repeal or modification.

The DGCL bylaws provide that each of our directors and officers shall be indemnified and held harmless by us to the fullest extent authorized by the DGCL, as the DGCL exists or may be amended (but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than such law permitted prior to such amendment) against any and all Expenses (as defined in the DGCL bylaws), judgments, penalties, damages, liabilities, losses, excise taxes, fines and amounts reasonably paid in settlement that are incurred by the director or officer or on the director’s or officer’s behalf in connection with any threatened, pending or completed Proceeding (as defined in the DGCL bylaws) or any claim, issue or matter therein, which the director or officer is, or is threatened to be made, a party to or participant in by reason of his or her service as our director or officer or as a director or officer of any of our subsidiaries, so long as the director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

However, for any action or suit by or in the right of the Company, the indemnification will be limited to Expenses actually and reasonably incurred by the director or officer. Furthermore, no indemnification under such circumstances will be made in respect of any claim, issue or matter as to which the director or officer shall have been adjudged to be liable to the Company, unless and to the extent of a determination of entitlement to indemnification by the Court of Chancery of the State of Delaware. The rights of this indemnification will continue as to a director or officer after he or she has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors, administrators and personal representatives. Notwithstanding the foregoing, the Company will indemnify any director or officer seeking indemnification in connection with a Proceeding initiated by such director or officer only if such Proceeding was authorized by our board of directors, unless the Proceeding is brought to enforce an officer or director’s rights to indemnification or, in the case of directors, advancement of Expenses under the DGCL bylaws.

The DGCL bylaws also provide that employees other than officers and directors may, in the discretion of our board of directors, be indemnified by us to the fullest extent authorized by the DGCL, as the same exists or may be amended, against any or all Expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by such employee or on such employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such employee is, or is threatened to be made, a party to or participant in by reason of such employee’s service, so long as such employee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided will exist as to an employee after he or she has ceased to be an employee and will inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, we may indemnify any employee seeking indemnification in connection with a Proceeding initiated by the employee only if the Proceeding was authorized by our board of directors.

Article V of the DGCL bylaws requires us to advance all Expenses incurred by or on behalf of any director or officer in connection with any Proceeding within 10 days after we receive a written statement from the director or officer requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement must be preceded or accompanied by an undertaking by or on behalf of the officer or director to repay any Expenses so advanced if it shall ultimately be determined that the officer or director is not entitled to be indemnified against such Expenses. If a claim for advancement of Expenses is not paid in full within 10 days after receipt by us with the required undertaking, the director or officer may at any time thereafter bring suit against us to recover the unpaid amount of the claim and if successful in whole or in part, the director or officer will also be entitled to be paid the expenses of prosecuting such claim.

We may also, at the discretion of our board of directors, advance any or all Expenses incurred by or on behalf of any employee in connection with any Proceeding in which the employee is involved upon our receipt of a statement or statements from the employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. The statement must reasonably evidence the Expenses incurred by the employee and must be preceded or accompanied by an undertaking by or on behalf of the employee to repay any Expenses so advanced if it is ultimately be determined that the employee is not entitled to be indemnified against the Expenses.

If we do not pay a claim for indemnification by a director or officer in full within 60 days after we receive a written claim for indemnification, the director or officer may at any time thereafter bring suit against us to recover the unpaid amount of the claim, and if successful in whole or in part, the director or officer will also be entitled to be paid the expenses of prosecuting such claim.

The rights to indemnification and advancement of Expenses set forth in the DGCL bylaws shall not be exclusive of any other right which any director or officer may have or acquire under any statute, provision of the certificate of incorporation or the DGCL bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We are required to maintain insurance, at our expense, to protect the Company and any director or officer against any liability asserted against or incurred by the Company or any director or officer, or arising out of any such person’s service to us, whether or not we would have the power to indemnify such person against such liability under the DGCL or the provisions of Article V of the DGCL bylaws.

The provisions of Article V of the DGCL bylaws are deemed to be a contract between us and each director and officer entitled to the benefits thereof at any time while Article V is in effect, and any repeal or modification of Article V will not affect any rights or obligations then existing with respect to any state of facts then existing or any Proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

Indemnification Provisions included in the DGCL

Section 145 of the DGCL permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 of the DGCL permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL also permits a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

THE LINCOLN PARK TRANSACTION

General

On June 8, 2020, we entered into the Purchase Agreement with Lincoln Park as amended on March 31, 2021, or the Amended Purchase Agreement, and the Registration Rights Agreement with Lincoln Park. Pursuant to the terms of the Amended Purchase Agreement, Lincoln Park has agreed to purchase from us up to $10,000,000 of our common stock (subject to certain limitations) from time to time during the term of the Amended Purchase Agreement. Pursuant to the terms of the Registration Rights Agreement, we are required to file with the SEC a registration statement that includes a prospectus to register for resale under the Securities Act the shares that have been or may be issued to Lincoln Park under the Amended Purchase Agreement. As consideration for its commitment to purchase shares of our common stock under the Purchase Agreement, we paid $325,000 to Lincoln Park as a commitment fee.

We do not have the right to commence any additional sales to Lincoln Park under the Amended Purchase Agreement until certain conditions set forth in the Amended Purchase Agreement, all of which are outside of Lincoln Park’s control, have been satisfied, including the registration statement registering the shares being issued and sold to Lincoln Park being declared effective by the SEC. Thereafter, we may, from time to time and at our sole discretion, on any single business day, direct Lincoln Park to purchase shares of our common stock in regular purchases in amounts up to 250,000 shares, subject to a maximum commitment by Lincoln Park of $2 million per singular regular purchase. The purchase price per share sold in a regular purchase will be based on the market price of our common stock immediately preceding the time of sale as computed under the Amended Purchase Agreement. Lincoln Park may not assign or transfer its rights and obligations under the Amended Purchase Agreement.

The Amended Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park exceeding the Beneficial Ownership Cap.

Purchase of Shares Under the Amended Purchase Agreement

Under the Amended Purchase Agreement, on any business day selected by us, we may direct Lincoln Park to purchase up to 250,000 shares of our common stock in a regular purchase on such business day, p (, the “Regular Purchase Share Limit”). In each case, Lincoln Park’s maximum commitment in any single regular purchase may not exceed $2 million.

The purchase price per share for each such regular purchase will be equal to the lower of:

●	the lowest sale price for our common stock on the purchase date of such shares; or

●

the arithmetic average of the three lowest closing sale prices for our common stock during the 10 consecutive business days ending on the business day immediately preceding the purchase date of such shares.

In addition to regular purchases described above, we may also direct Lincoln Park, on any business day on which we have properly submitted a regular purchase notice directing Lincoln Park to purchase the maximum number of shares of our common stock that we are then permitted to include in a single regular purchase notice, to purchase an additional amount of our common stock, which we refer to as an Accelerated Purchase, not to exceed the lesser of:

●

30% of the aggregate shares of our common stock traded during all or, if certain trading volume or market price thresholds specified in the Amended Purchase Agreement are crossed on the applicable Accelerated Purchase date, which is defined as the next business day following the purchase date for the corresponding regular purchase, the portion of the normal trading hours on the applicable Accelerated Purchase date prior to such time that any one of such thresholds is crossed, which period of time on the applicable Accelerated Purchase date we refer to as the Accelerated Purchase Measurement Period; and

●	3 times the number of purchase shares purchased pursuant to the corresponding regular purchase.

The purchase price per share for each such Accelerated Purchase will be equal to the lower of:

●	95% of the volume weighted average price of our common stock during the applicable Accelerated Purchase Measurement Period on the applicable Accelerated Purchase date; and

●	the closing sale price of our common stock on the applicable Accelerated Purchase date.

We may also direct Lincoln Park, not later than 1:00 p.m., Eastern time, on a business day on which an Accelerated Purchase has been completed and all of the shares to be purchased thereunder (and under the corresponding regular purchase) have been properly delivered to Lincoln Park in accordance with the Amended Purchase Agreement prior to such time on such business day to purchase an additional amount of our common stock, which we refer to as an Additional Accelerated Purchase, of up to the lesser of:

●

30% of the aggregate shares of our common stock traded during a certain portion of the normal trading hours on such Accelerated Purchase date as determined in accordance with the Amended Purchase Agreement, which period of time we refer to as the Additional Accelerated Purchase Measurement Period; and

●

3 times the number of purchase shares purchased pursuant to the regular purchase corresponding to the Accelerated Purchase that was completed on such Accelerated Purchase date on which an additional accelerated Purchase notice was properly received.

We may, in our sole discretion, submit multiple Additional Accelerated Purchase notices to Lincoln Park prior to 1:00 p.m., Eastern time, on a single Accelerated Purchase date, provided that all prior Accelerated Purchases and Additional Accelerated Purchases (including those that have occurred earlier on the same day) have been completed and all of the shares to be purchased thereunder (and under the corresponding regular purchase) have been properly delivered to Lincoln Park in accordance with the Amended Purchase Agreement.

The purchase price per share for each such Additional Accelerated Purchase will be equal to the lower of:

●	95% of the volume weighted average price of our common stock during the applicable Additional Accelerated Purchase Measurement Period on the applicable Additional Accelerated Purchase date; and

●	the closing sale price of our common stock on the applicable Additional Accelerated Purchase date.

In the case of the regular purchases, Accelerated Purchases and Additional Accelerated Purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

Other than as described above, there are no trading volume requirements or restrictions under the Amended Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.

Events of Default

Events of default under the Amended Purchase Agreement include the following:

●

the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by Lincoln Park of our common stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

●	suspension by our principal market of our common stock from trading for a period of one business day;

●

the de-listing of our common stock from The Nasdaq Capital Market, our principal market, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select Market, the NYSE Market, the OTC Bulletin Board or OTC Markets (or nationally recognized successor thereto);

●	the failure of our transfer agent to issue to Lincoln Park shares of our common stock within two business days after the applicable date on which Lincoln Park is entitled to receive such shares;

●

any breach of the representations or warranties or covenants contained in the Amended Purchase Agreement or Registration Rights Agreement that has or could have a material adverse effect on us and, in the case of a breach of a covenant that is reasonably curable, that is not cured within five business days;

●	any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us; or

●	if at any time we are not eligible to transfer our common stock electronically.

Lincoln Park does not have the right to terminate the Amended Purchase Agreement upon any of the events of default set forth above. During an event of default, all of which are outside of Lincoln Park’s control, we may not direct Lincoln Park to purchase any shares of our common stock under the Amended Purchase Agreement.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to Lincoln Park to terminate the Amended Purchase Agreement. In the event of bankruptcy proceedings by or against us, the Amended Purchase Agreement will automatically terminate without action of any party.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Amended Purchase Agreement.

Prohibitions on Variable Rate Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Amended Purchase Agreement or Registration Rights Agreement other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the Amended Purchase Agreement other than (a) at-the-market offerings with registered broker-dealers and (b) any warrants or other equity-like securities in connection with an equity offering or exchange with registered broker-dealers.

Effect of Performance of the Amended Purchase Agreement on Our Stockholders

All 3,500,000 shares registered in this offering which have been or may be issued or sold by us to Lincoln Park under the Amended Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 20-months commencing on the date that the registration statement including this prospectus becomes effective. The sale by Lincoln Park of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock to Lincoln Park, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Amended Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us under the Amended Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to Lincoln Park under the Amended Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our shares to Lincoln Park and the Amended Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Amended Purchase Agreement, we have the right, but not the obligation, to direct Lincoln Park to purchase up to $10,000,000 of our common stock. Depending on the price per share at which we sell our common stock to Lincoln Park pursuant to the Amended Purchase Agreement, we may need to sell to Lincoln Park under the Amended Purchase Agreement more shares of our common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $9,658,750 total commitment available to us under the Amended Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares of our common stock, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park under this prospectus is dependent upon the number of shares we direct Lincoln Park to purchase under the Amended Purchase Agreement.

The Amended Purchase Agreement prohibits us from issuing or selling to Lincoln Park under the Amended Purchase Agreement (i) shares of our common stock in excess of the Exchange Cap, unless we obtain stockholder approval to issue shares in excess of the Exchange Cap, or if the average price of all applicable sales of our common stock to Lincoln Park under the Amended Purchase Agreement equal or exceed $2.99, such that the transactions contemplated by the Amended Purchase Agreement are exempt from the Exchange Cap limitation under applicable Nasdaq rules, and (ii) any shares of our common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would exceed the Beneficial Ownership Cap.

The following table sets forth the amount of gross proceeds we would receive from our sale of shares being registered in this prospectus, to Lincoln Park under the Amended Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Registered Shares to be Issued if Full Purchase (1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Lincoln Park (2)	Proceeds from the Sale of Shares to Lincoln Park Under the Amended Purchase Agreement
$2.50		2,068,342	16.7%	$5,170,855
$3.00	(3)	3,219,583	23.7%	$9,658,749
$4.00		2,414,688	18.9%	$9,658,752
$5.00		1,931,750	15.7%	$9,658,750
$6.00		1,609,792	13.5%	$9,658,752

(1)

Although the Amended Purchase Agreement provides that we may sell up to $10,000,000 of our common stock to Lincoln Park, we are only registering at this time under the registration statement that includes this prospectus a total of 3,500,000 shares of our common stock that may be sold to Lincoln Park as purchase shares under the Amended Purchase Agreement, which may or may not cover all the shares we ultimately sell to Lincoln Park under the Amended Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only those shares that we are registering in this offering and that have not already been sold. As of the date of this prospectus, we have already received $341,250 in aggregate gross proceeds from prior sales of 525,000 shares of common stock to Lincoln Park.

(2)

The denominator is based on 10,341,716 shares of our common stock outstanding as of March 30, 2021, adjusted to include the number of shares set forth in the adjacent column which we would have sold to Lincoln Park, assuming the purchase price in the adjacent column. The numerator is based on the number of shares issuable under the Amended Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column.

(3)	The closing sale price of our shares on March 30, 2021.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by the selling stockholder, Lincoln Park. The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents

●	“at the market” into an existing market for the common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Amended Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive.

We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling stockholder, and any other required information.

We will pay the expenses incident to the registration, offering, and sale of the shares to Lincoln Park. We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park has represented to us that at no time prior to the Amended Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park agreed that during the term of the Amended Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Lincoln Park that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the earlier of (i) termination of the Amended Purchase Agreement or (ii) the date that all shares offered by this prospectus have been sold by Lincoln Park.

Our common stock is quoted on The Nasdaq Capital Market under the symbol “VIVE”.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have elected to incorporate the following documents into this prospectus, together with all exhibits filed therewith or incorporated therein by reference, to the extent not otherwise amended or superseded by the contents of this prospectus:

● our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC on March 18, 2021;

● our definitive proxy statement on Schedule 14A, as filed with the SEC on March 31, 2021;

●         our Current Reports on Form 8-K filed with the SEC on January 19, 2021, January 21, 2021, February 2, 2021, February 18, 2021, March 18, 2021 and March 31, 2021 (other than any reports or portions thereof that are furnished under Item 2.02 or Item 7.01 and any exhibits included with such Items);

The information incorporated by reference is an important part of this prospectus. In addition, we incorporate by reference in this prospectus any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC) after the date on which the registration statement that includes this prospectus was initially filed with the SEC (including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement) and until all offerings under this prospectus are terminated.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost by writing, telephoning or e-mailing us at the following address or telephone number:

Viveve Medical, Inc. 345 Inverness Drive South, Building B, Suite 250 Englewood, Colorado 80112 Tel: (720) 696-8100

You may also access these documents, free of charge on the SEC's website at www.sec.gov or on our website at www.viveve.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information on, or that can be accessed from, our website as part of this prospectus or any accompanying prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of the registration statement on Form S-1 that we have filed with the SEC under the Securities Act, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, you should refer to the registration statement and the exhibits filed as part of that document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We have the authority to designate and issue more than one class or series of stock having various preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption. See “Description of Securities.” We will furnish a full statement of the relative rights and preferences of each class or series of our stock which has been so designated and any restrictions on the ownership or transfer of our stock to any stockholder upon request and without charge. Written requests for such copies should be directed to Viveve Medical, Inc., 345 Inverness Drive South, Building B, Suite 250, Englewood, Colorado, 80112, Attention: Senior Vice President of Finance and Administration, by telephone request to (720) 696-8100, or by e-mail to jrobbins@viveve.com. Our website is located at www.viveve.com. Information contained on our website is not incorporated by reference into this prospectus and, therefore, is not part of this prospectus or any accompanying prospectus supplement.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

LEGAL MATTERS

Goodwin Procter LLP, Redwood City, California, will pass upon the validity of the common stock offered hereby.

EXPERTS

The consolidated financial statements of Viveve Medical, Inc. as of December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, incorporated in this Registration Statement by reference to its Annual Report on Form 10-K for the year ended December 31, 2020, have been so incorporated in reliance on the report of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

3,500,000 Shares

Common Stock

PROSPECTUS

, 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses paid or payable by us in connection with the sale of the securities being registered, other than underwriting discounts and commissions. All amounts shown are estimates except for the Securities Exchange Commission, or SEC, registration fee.

Expense	Amount Paid or to be Paid
SEC registration fee	$1,054
Printing expenses	5,000
Legal fees and expenses	80,000
Accounting fees and expenses	12,000
Transfer agent fees	5,000
Miscellaneous expenses	946
Total	$104,000

Item 14. Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Our certificate of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

●	transaction from which the director derives an improper personal benefit;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or redemption of shares; or

●	breach of a director’s duty of loyalty to the corporation or its stockholders.

Our certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

As permitted by the Delaware General Corporation Law, we have entered into indemnity agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and officer to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, or otherwise.

Item 15. Recent Sales of Unregistered Securities.

During the past three years, we have sold and issued the following unregistered securities (adjusted for the 1-for-100 reverse stock split effected by us on September 18, 2019 and the 1-for-10 reverse stock split effected by us on December 1, 2020):

In consideration for consulting services rendered to our company, we made the following issuances of securities to Acorn Management Partners LLC, exempt from registration pursuant to Section 4(a)(2) of the Securities Act: 28 shares of common stock issued on March 12, 2019; 774 shares of common stock issued on October 11, 2019; 3,068 shares of common stock issued on December 11, 2019; 2,832 shares of common stock issued on March 11, 2020; 3,453 shares of common stock issued on June 11, 2020; and 2,832 shares of common stock issued on March 11, 2020; 4,709 shares of common stock issued on September 10, 2020.

On November 26, 2019, in consideration of conversion of $31.3 million in outstanding obligations, we made the following issuances of securities to affiliates of CRG, exempt from registration pursuant to Section 4(a)(2) of the Securities Act: 31,300 shares of Series B preferred stock; and warrants to purchase 989,379 shares of common stock. Pursuant to the Certificate of Designation of Series B preferred stock, we issued 378 shares of Series B preferred stock in lieu of $378,000 in cash dividend to holders of Series B preferred stock on December 31, 2019, 989 shares of Series B preferred stock in lieu of $989,000 in cash dividend to holders of Series B preferred stock on March 31, 2020, 1,018 shares of Series B preferred stock in lieu of $1,018,000 in cash dividend to holders of Series B preferred stock on June 30, 2020, 1,050 shares of Series B preferred stock in lieu of $1,050,000 in cash dividend to holders of Series B preferred stock on September 30, 2020, 1,084 shares of Series B preferred stock in lieu of $1,084,000 in cash dividend to holders of Series B preferred stock on December 31, 2020, 1,118 shares of Series B preferred stock in lieu of $1,118,000 in cash dividend to holders of Series B preferred stock on March 31, 2021 , in each case exempt from registration pursuant to Section 4(a)(2) of the Securities Act. The shares of Series B preferred stock and warrants to purchase shares of common stock issued to affiliates of CRG will only be convertible or exercisable into common stock, as applicable, following such time as we have filed an amendment to the certificate of incorporation that authorizes at least 125,000,000 shares of common stock. The conversion or exercise of securities issued to affiliates of CRG are also further subject to certain beneficial ownership restrictions. If the Series B preferred stock becomes convertible into common stock, it will be convertible into that number of shares of common stock determined by dividing $1,000 by the conversion price of $15.30.

On April 20, 2020, the Company issued Series A-2 warrants to purchase up to 482,059 shares of our common stock as an inducement for the exercise of the same number of Series A warrants, and also issued Series B-2 warrants to purchase up to 24,279 shares of Common Stock as an inducement for the exercise of the same number of Series B warrants, in each case at an exercise price of $6.371 per share and for a term of five (5) years. Such issuances were exempt from registration under Section 4(a)(2) of the Securities Act, and were made pursuant to Rule 506 of Regulation D.

On June 8, 2020, we entered into a purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“Lincoln Park”), pursuant to which we have the right to sell to Lincoln Park, and Lincoln Park has committed to purchase from us, from time to time, up to $10,000,000 of our common stock, subject to certain limitations, during the 30 months term of the Purchase Agreement. Such sales shall be exempt from registration under Section 4(a)(2) of the Securities Act, and shall be made pursuant to Rule 506 of Regulation D. On June 9, 2020, we sold 52,500 shares of our common stock under the terms of the Purchase Agreement.

The offers, sales and issuances of the securities described in this section were exempt from registration under Section 4(a)(2) of the Securities Act, and where noted above, pursuant to Rule 506 of Regulation D, in that the transactions were between an issuer and sophisticated investors and did not involve any public offering within the meaning of Section 4(a)(2). The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated May 9, 2014 by and among Viveve, Inc., PLC Systems, Inc. and PLC Systems Acquisition Corporation (1)
2.1.1	Amendment to Agreement and Plan of Merger (1)
2.2	RenalGuard Reorganization Agreement (2)
3.1	Certificate of Conversion for Delaware (3)
3.2	Amended and Restated Certificate of Incorporation (4)
3.3	Articles of Amendment to the Articles of Continuance of Viveve Medical, Inc. (5)
3.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (6)
3.5	Certificate of Amendment to the Amended and Restated Certificate of Incorporation dated November 30, 2020 (33)
3.6	Certificate of Elimination of Series A Preferred Stock (34)
3.7	Certificate of Designation of Preferences, Rights and Limitations of Series B Preferred Stock (7)
3.8	Form of Certificate of Designation of Preferences, Rights and Limitations of Series C Preferred Stock (35)
3.9	Amended and Restated Bylaws (4)
4.1	Common Stock Purchase Warrant issued on February 17, 2015 to Scott Durbin (8) +
4.2	Common Stock Purchase Warrant issued on February 17, 2015 to Jim Robbins (8) +
4.3	Common Stock Purchase Warrant issued on February 17, 2015 to Patricia Scheller (8) +
4.4	Common Stock Purchase Warrant issued on May 12, 2015 to James Atkinson (8) +
4.5	Common Stock Purchase Warrant issued on December 16, 2015 to James Atkinson (8) +
4.6	Common Stock Purchase Warrant issued on December 16, 2015 to Jim Robbins (8) +
4.7	Common Stock Purchase Warrant issued on April 1, 2016 to Dynamic Medical Technologies (Hong Kong) Limited (3)
4.8	Common Stock Purchase Warrant issued on May 11, 2016 to Theresa Stern (9)
4.9	Common Stock Purchase Warrant issued on May 11, 2016 to Chris Rowan (9)
4.10	Common Stock Purchase Warrant issued on June 20, 2016 to Western Alliance Bank (10)
4.11	Common Stock Purchase Warrant, dated May 25, 2017, by and between the Registrant and CRG Partners III - Parallel Fund "A" L.P. (11)
4.12	Common Stock Purchase Warrant, dated May 25, 2017, by and between the Registrant and CRG Partners III L.P. (11)
4.13	Form of Series A/B Common Stock Purchase Warrant issued on November 26, 2019 (7)
4.14	Form of Series A-2/B-2 Common Stock Purchase Warrant issued on April 20, 2020 (30)
4.15	Form of Common Stock Purchase Warrant issued to affiliates of CRG LP on November 26, 2019 (7)
4.16	Form of Common Stock Purchase Warrant for the 2021 Warrants (35)
4.17	Warrant Agent Agreement by and between VStock Transfer LLC and the Registrant (7)
4.18	Form of Warrant Agent Agreement by and between VStock Transfer LLC and the Registrant, effective January 2021 (35)
4.19	Specimen Common Stock Certificate (12)
4.20	Description of Securities (36)
5.1	Opinion of Goodwin Procter LLP*
10.1	Intellectual Property Assignment and License Agreement dated February 10, 2006, as amended, between Dr. Edward Knowlton and TivaMed, Inc (13)
10.2	Amended and Restated Development and Manufacturing Agreement dated October 4, 2007 between TivaMed, Inc. and Stellartech Research Corporation (13)
10.3	Sublease Agreement, entered into on February 1, 2017 and effective as of January 26, 2017, between the Registrant and Ingredion Incorporated (16)
10.4	Settlement and License Agreement by and among the Registrant, ThermiGen LLC and ThermiAesthetics LLC, dated June 3, 2018. (24) †
10.5	Membership Subscription Agreement, dated August 1, 2017, by and between the Registrant and InControl Medical, LLC (18)
10.6	Employment Agreement by and between the Registrant and James G. Atkinson, dated February 27, 2018 (14)+
10.7	Amended and Restated Employment Agreement by and between the Registrant and Scott C. Durbin, dated May 11, 2018. (23) +
10.8	Amended and Restated Employment Agreement by and between the Registrant and Jim Robbins, dated May 11, 2018. (23) +
10.9	Amended and Restated Independent Director Compensation Policy (15) +
10.10	Amended and Restated 2013 Stock Option and Incentive Plan and amendment thereto (20) +
10.11	2017 Employee Stock Purchase Plan (21) +

10.12	Forms of Indemnification Agreement (28) +
10.13	Security Agreement, dated May 25, 2017, by and among the Registrant, Viveve, Inc. and CRG Servicing LLC (11)
10.14	Patent and Trademark Security Agreement, dated May 25, 2017, by and among the Registrant, Viveve, Inc. and CRG Servicing LLC (11)
10.15	Term Loan Agreement, dated May 22, 2017, among the Registrant, Viveve, Inc., CRG Servicing LLC, as administrative agent, and certain lenders (17)
10.16	Waiver No. 2 to Loan Agreement, dated December 12, 2017, among the Registrant, CRG Servicing LLC and the lenders party thereto (19)
10.17

Amendment No. 2 to Loan Agreement, dated November 29, 2018, among the Registrant, CRG Servicing LLC, as administrative agent and collateral agent, the lenders from time to time party thereto and Viveve, Inc., as subsidiary guarantor (25)

10.18	Amendment No. 3 to the Loan Agreement, dated as of November 12, 2019, by and between the Registrant and CRG LP (26)
10.19	Form of Registration Rights Agreement by and between the Registrant and CRG LP entered into on November 26, 2019 (26)
10.20	Series B Preferred Stock and Warrant Purchase Agreement, dated as of November 12, 2019, by and between the Registrant and affiliates of CRG LP (26)
10.21	Amendment No. 1 to the Series B Preferred Stock and Warrant Purchase Agreement, dated as of November 20, 2019, by and between the Registrant and affiliates of CRG LP (7)
10.22	Lock-Up Agreement between affiliates of CRG LP and Ladenburg Thalmann & Co. Inc., dated as of November 12, 2019 (26)
10.23	Form of Inducement Letter (29)
10.24	Promissory Note, dated April 24, 2020, by and between Viveve, Inc. and Western Alliance Bank, an Arizona Corporation (30)
10.25	Purchase Agreement between the Registrant and Lincoln Park Capital, LLC dated June 8, 2020 (31)
10.26	Registration Rights Agreement between the Registrant and Lincoln Park Capital, LLC dated June 8, 2020 (31)
10.27	Amendment No. 1 to Sublease Agreement, effective as of March 15, 2021, by and between the Registrant and Ingredion Incorporated. (36)
10.28	First Amendment to the Purchase Agreement between the Registrant and Lincoln Park Capital, LLC, dated March 31, 2021 (37)
14.1	Code of Conduct, adopted September 23, 2014 (27)
21	List of the Registrants Subsidiaries (22)
23.1	Consent of BPM LLP, independent registered public accounting firm*
23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1 hereto)*
24.1	Power of Attorney* (included on signature page hereto)

*	Filed herewith.
*	These exhibits are furnished, not filed.
+	Management contract or compensation plan, contract or arrangement.
†	Certain provisions of this exhibit have been omitted pursuant to a request for confidential treatment.
(1)	Incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on August 11, 2014.
(2)	Incorporated by reference to Annex B to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on August 11, 2014.
(3)	Incorporated by reference from the Form 10-Q filed with the Securities and Exchange Commission on May 13, 2016.
(4)	Incorporated by reference from the Form 8-K filed with the Securities and Exchange Commission on August 17, 2017.
(5)	Incorporated by reference from the Form 8-K filed with the Securities and Exchange Commission on April 14, 2016.
(6)	Incorporated by reference from the Form 8-K filed with the Securities and Exchange Commission on September 18, 2019.
(7)	Incorporated by reference from the Form S-1/A filed with the Securities and Exchange Commission on November 21, 2019.
(8)	Incorporated by reference from the Form 10-K filed with the Securities and Exchange Commission on March 24, 2016.
(9)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 11, 2016.
(10)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 21, 2016.
(11)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 1, 2017.

(12)	Incorporated by reference to the Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 5, 2017.
(13)	Incorporated by reference to the Registrant’s on Form S-1 filed with the Securities and Exchange Commission on November 21, 2014.
(14)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 1, 2018.
(15)	Incorporated by reference to the registrants Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2017.
(16)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2017.
(17)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 24, 2017.
(18)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on November 8, 2017.
(19)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 14, 2017.
(20)	Incorporated by reference to the Registrant’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on August 19, 2019.
(21)	Incorporated by reference to the Registrant’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on July 7, 2017.
(22)	Incorporated by reference to the Registrant's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 16, 2017.
(23)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2018.
(24)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2018.
(25)	Incorporated by reference to the Registrant’s Quarterly Report on Form 8-K filed with the Securities and Exchange Commission on December 4, 2018.
(26)	Incorporated by reference from the Form S-1/A filed with the Securities and Exchange Commission on November 13, 2019.
(27)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2015.
(28)	Incorporated by reference to the Registrant's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2018.
(29)	Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 17, 2020.
(30)	Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 24, 2020.
(31)	Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 10, 2020.
(32)	Incorporated by reference from the Form 10-K filed with the Securities and Exchange Commission on March 19, 2020.
(33)	Incorporated by reference from the Form 8-K filed with the Securities and Exchange Commission on December 1, 2020.
(34)	Incorporated by reference from the Form 8-K filed with the Securities and Exchange Commission on December 18, 2020.
(35)	Incorporated by reference to the Registrant's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on January 12, 2021.
(36)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 18, 2021.
(37)	Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 31, 2021.

(b)	Financial statement schedule.

None.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on March 31, 2021.

VIVEVE MEDICAL, INC.

By:	/s/ Scott Durbin
Scott Durbin, Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Jim Robbins
Jim Robbins, Senior Vice President of Finance and Administration
(Principal Accounting and Financial Officer)

KNOW ALL BY THESE PRESENT, that each person whose signature appears below hereby severally constitutes and appoints each of Scott Durbin and Jim Robbins, and each of them singly, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott Durbin	Chief Executive Officer	March 31, 2021
Scott Durbin	(Principal Executive Officer)

/s/ Jim Robbins	Senior Vice President of Finance and Administration	March 31, 2021
Jim Robbins	(Principal Accounting and Financial Officer)

/s/ Steven Basta	Chairman of the Board of Directors	March 31, 2021
Steven Basta

/s/ Arlene Morris	Director	March 31, 2021
Arlene Morris

/s/ Debora Jorn	Director	March 31, 2021
Debora Jorn

/s/ Sharon Collins Presnell	Director	March 31, 2021
Sharon Collins Presnell